Exhibit 10.44
ROYALTY PURCHASE AND SALE AGREEMENT
Between
BARRICK GOLD CORPORATION
- and -
ROYAL GOLD, INC.
July 30, 2008

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1

1.1 Definitions	1
1.2 Gender, Number and Other Terms	8
1.3 Sections and Headings	9
1.4 Statutes	9
1.5 Contra Preferentum	9
1.6 Currency	9
1.7 Applicable Law and Attornment	9
1.8 Schedules	10
1.9 References to Whole Agreement	10
1.10 Knowledge	10

ARTICLE 2 PURCHASE AND SALE OF PURCHASED ROYALTIES	11

2.1 Purchase and Sale	11
2.2 Consideration Price and Purchase Price	11
2.3 Further Details of Purchases and Sales	11
2.4 Payment	12
2.5 Purchase Price and Consideration Price Allocation	12
2.6 Allan Mine and Golden Bear Royalties	13

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF PURCHASER	13

3.1 General Representations and Warranties of Purchaser	13
3.2 Representations and Warranties of Purchaser Pertaining to the Consideration Royalties	15
3.3 Disclaimer of Purchaser and Due Diligence	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BARRICK	18

4.1 General Representations and Warranties of Barrick	18
4.2 Representations and Warranties of Barrick Pertaining to the Purchased Royalties	19
4.3 Disclosure Qualification	22
4.4 Disclaimer of Barrick and Due Diligence	22

ARTICLE 5 COVENANTS	23

5.1 Operations Until Closing by Barrick	23
5.2 Operations until Closing by Purchaser	24
5.3 Third Party Consents; Split Contracts	25
5.4 Consent Not Received By Closing	26
5.5 Third Party Purchase Rights	27
5.6 No Reduction in Purchase Price	29
5.7 Notice to Operators	29
5.8 Barrick Covenants	30
5.9 Purchaser Covenants	31
5.10 FIRB Notice	31
5.11 Mutual Covenants	32
5.12 Performance by Affiliates	32
5.13 Books and Records	32
5.14 Transfer of Certain TPPR Royalties	33

ARTICLE 6 CONDITIONS OF CLOSING	34

6.1 Conditions of Closing in Favour of Barrick	34

6.2 Conditions of Closing in Favour of Purchaser	35

ARTICLE 7 CLOSING ARRANGEMENTS	37

7.1 Date and Place of Closing	37
7.2 Purchaser’s Closing Deliveries	37
7.3 Barrick’s Closing Deliveries	38
7.4 Concurrent Delivery	39
7.5 Post Closing Deliveries and Payments	39
7.6 Payments Received on Purchased Royalties	42
7.7 Payments Received on Consideration Royalties	42
7.8 Further Assurances	43

ARTICLE 8 RESPONSIBILITY FOR OBLIGATIONS AND LIABILITIES	43

8.1 Assumption and Retention of Liabilities	43
8.2 Payment of Taxes on Sale and Transfer	44

ARTICLE 9 SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION	44

9.1 Survival	44
9.2 Indemnification by Purchaser	45
9.3 Indemnification by Barrick	46
9.4 Limitation on Claims for Indemnification	47
9.5 Barrick Buy Back Option	48
9.6 No Special Damages	49
9.7 Notice of Claim	49
9.8 Direct Claims	50
9.9 Third Party Claims	50
9.10 Exclusivity	52

ARTICLE 10 [INTENTIONALLY OMITTED.]	52

ARTICLE 11 MISCELLANEOUS	52

11.1 Legal and Other Fees and Expenses	52
11.2 Notices	52
11.3 Time of the Essence	53
11.4 Brokers’ Fees and Commissions	53
11.5 Entire Agreement	54
11.6 Confidentiality; Public Disclosure	54
11.7 Enurement and Assignment	55
11.8 Severability	55
11.9 Waiver and Amendment	55
11.10 Surviving Provisions on Termination	55
11.11 No Third Party Rights	56
11.12 Counterparts; Facsimiles	56
11.13 Enurement	57

ii

          THIS ROYALTY PURCHASE AND SALE AGREEMENT is dated as of the 30th day of July  , 2008.
BETWEEN:
BARRICK GOLD CORPORATION,
a corporation existing under the laws of the Province of Ontario,
(hereinafter referred to as “Barrick”),
- and -
ROYAL GOLD, INC.,
a corporation existing under the laws of the State of Delaware,
(hereinafter referred to as “Purchaser”).
          WHEREAS Purchaser has submitted a binding offer to Barrick to acquire the portfolio of Purchased Royalties (as defined below) of Barrick and its Affiliates in respect of which Barrick sought acquisition proposals;
          WHEREAS in consideration of payment of the Purchase Price (as defined below) for such Purchased Royalties, Barrick and its Affiliates, as applicable, have agreed to sell, assign and transfer the Purchased Royalties to Purchaser on and subject to the terms and conditions set forth herein;
          AND WHEREAS in consideration of payment of the Consideration Price (as defined below) for the Consideration Royalties (as defined below), Purchaser and its Affiliates, as applicable, have agreed to sell, assign and transfer the Consideration Royalties to Barrick on and subject to the terms and conditions set forth herein;
          NOW THEREFORE, THIS AGREEMENT WITNESSES THAT in consideration of the respective covenants, agreements, representations, warranties and indemnities contained in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged by each party), the parties covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Definitions
          For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

“Affiliate” with respect to a Person means another Person which is controlled by, controls or is under common control with the first mentioned Person, and “control” for this purpose means the ownership of or control or direction over, directly or indirectly, more than 50% of the voting power attached to the outstanding voting securities of the relevant Person or of sufficient voting securities of such Person that the holder has the right to control the election or appointment of a majority of the directors or Persons acting in a substantially similar capacity (if applicable) of such Person, and for all purposes of this Agreement, Crescent Valley Partners, L.P., a Colorado limited partnership, shall be deemed an Affiliate of Purchaser regardless of whether or not it would otherwise be deemed an Affiliate under this definition;
“Agreement” means this Agreement, including its recitals and Schedules, as amended and supplemented;
“Allan Mine Borax Royalty” means the Purchased Royalty owned by HMCOC in respect of the Allan Mine US Borax property located in Saskatchewan, Canada;
“Allan Mine Potash Royalty” means the Purchased Royalty owned by HMCOC in respect of the Allan Mine Potash Corp. property located in Saskatchewan, Canada;
“Australian Royalties” means the Purchased Royalties relating to a property located in the Commonwealth of Australia;
“Australian Royalty Assignment Agreement” means an agreement substantially in the form of the royalty deed of assignment and assumption agreement set out in Schedule H hereto (amended as necessary to reflect the terms of each applicable Purchased Royalty) applicable to each Purchased Royalty relating to a property located in Australia;
“Australian Transferable Royalties” has the meaning given to it in Section 7.5(d)(i)(A);
“Barrick” means Barrick Gold Corporation;
“Barrick Retained Liabilities” has the meaning given to it in Section 8.1(b)(i);
“Books and Records” means all material agreements, files, ledgers and correspondence, reports, texts, notes, engineering, environmental and feasibility studies, specifications, memoranda, invoices, receipts, accounts, payment records, life of mine production plans, budgets, reserve and resource statements, periodic production reports and all other material records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not (and all software, passwords and other information and means of or for access thereto);

“Business Day” means any day other than a Saturday, Sunday or any statutory holiday in the Province of Ontario, Canada, any federal statutory holiday in Canada, any federal statutory holiday in the United States or any federal statutory holiday in Australia;
“Buy-Back Notice” has the meaning given to it in Section 9.5(b);
“Buy Down Right” has the meaning given to it in Section 2.5(b);
“Canadian Royalty Assignment Agreement” means an agreement substantially in the form of the royalty deed and assignment agreement set out in Schedule E hereto (amended as necessary to reflect the terms of each applicable Purchased Royalty) applicable to each Purchased Royalty relating to a property located in Canada;
“Charter Documents” means articles, articles of incorporation, notice of articles, memoranda, constitutions, by-laws or any similar constating document of a corporation or other legal entity;
“Chilean Royalty Assignment Agreement” means an agreement substantially in the form of the royalty sale and transfer and assumption agreements set out in Schedule G hereto applicable to each Purchased Royalty relating to a property located in Chile;
“Claim” has the meaning given to it in Section 9.7;
“Closing” has the meaning given to it in Section 7.1;
“Closing Date” has the meaning given to it in Section 7.1;
“Competition Act” means the Competition Act (Canada), R.S.C. 1985, c. C-34;
“Consideration Price” has the meaning given to it in Section 2.2;
“Consideration Royalties” means the right, title and interest of Purchaser in and to (i) the various royalty interests (or portions thereof) owned by Purchaser over certain properties of Barrick set out in Schedule C hereto and conferred by the Consideration Royalty Agreements and (ii) the Consideration Royalty Agreements;
“Consideration Royalty Agreements” means those agreements set out in Schedule C hereto that have created the Consideration Royalties;
“Contracts” means all contracts, agreements, instruments, leases, indentures, engagements, transactions and commitments, whether written or oral;
“Corporations Act” means the respective federal, provincial or state law under which a respective corporation is incorporated or other legal entity is organized, as amended or supplemented;

“Data Room” means the secure electronic data website established by Barrick on IntraLinks referred to as Project King and made accessible to Purchaser and its designated representatives on and after May 23, 2008;
“Direct Claim” has the meaning given to it in Section 9.7;
“Effective Time” means 12:01 a.m. on the Closing Date;
“Encumbrance” means, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising (but excluding any Third Party Purchase Rights or Buy Down Rights):
(a)	any mortgage, assignment of receivable, lien, encumbrance, adverse claim, charge, execution, title defect, exception, right of pre-emption, right of first refusal, privilege, security interest, hypothec or pledge, whether fixed or floating, against assets or property (whether real, personal, mixed, tangible or intangible), conditional sales contract, title retention agreement, and a subordination to any right or claim of others in respect thereof;

(b)	a claim, interest or estate against or in assets or property (whether real, personal, mixed, tangible or intangible), granted to or reserved or taken by any Person;

(c)	an option or other right to acquire, or to acquire any interest in, any assets or property (whether real, personal, mixed, tangible or intangible);

(d)	any other encumbrance of whatsoever nature and kind against assets or property (whether real, personal, mixed, tangible or intangible); and

(e)	any Contract to create, or right capable of becoming, any of the foregoing;
“Environmental Laws” means all Laws relating to the environment and/or the protection thereof, including without limitation with respect to the following substances and/or the transportation thereof:
(a)	any substance the presence of which requires reporting, investigation, removal and remediation under any Laws;

(b)	any substance that is defined as a pollutant, contaminant, dangerous substance, toxic substance, hazardous or toxic chemical, hazardous waste, residual hazardous materials or hazardous substance under any Laws;

(c)	any substance that is toxic, explosive, corrosive, flammable, ignitable, infectious, carcinogenic or otherwise hazardous and is regulated by or forms the basis of liability under any Laws;

(d)	any substance the presence of which on a property causes or threatens to cause a nuisance upon the property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of Persons on or about a property;

(e)	any substance that contains gasoline, diesel fuel or other petroleum hydrocarbons, including crude oil and fractions thereof, natural gas, synthetic gas and any mixtures thereof;

(f)	any substance that contains asbestos and/or asbestos-containing materials; or

(g)	any substance that contains pcbs, or pcb-containing materials or fluids;
“FIRB Condition” means
(a)	Purchaser has received a written notice under the Foreign Acquisitions Act, by or on behalf of the Treasurer of the Commonwealth of Australia, stating or to the effect that the Commonwealth Government does not object to the acquisition of the Australian Royalties by Purchaser, either unconditionally or on terms that are acceptable to Purchaser; or

(b)	the Treasurer of the Commonwealth of Australia becomes precluded from making an order in relation to the acquisition of the Australian Royalties by Purchaser under the Foreign Acquisitions Act; or

(c)	if an interim order is made under the Foreign Acquisitions Act in respect of the acquisition of the Australian Royalties by Purchaser, the subsequent period for making a final order prohibiting the acquisition of the Australian Royalties by Purchaser elapses without a final order being made.
“FIRB Notice” has the meaning given to it in Section 5.10;
“FIRB Transfer Date” means the Closing Date if there is no Unsatisfied FIRB Condition, or the date on which the deliveries required under Section 7.5(d) are made;
“Foreign Acquisitions Act” means the Foreign Acquisitions and Takeovers Act 1975 (Cth) of the Commonwealth of Australia;
“Golden Bear Royalty” means the Purchased Royalty owned by HMCOC in respect of the Golden Bear Royalty property located in British Columbia, Canada;
“Governmental Authority” means any federal, provincial, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, including any political subdivision of any of the foregoing, any multi-national organization or body comprised of one of the foregoing, any agency, department, commission, board, bureau, court, tribunal or other authority thereof, or any quasi-governmental or private body exercising any executive, legislative, judicial, administrative, police, regulatory or taxing authority or power of any nature;
“GSR2 Royalty” means the sliding scale (0.72% to 9.00%) gross smelter returns royalty created in the Consideration Royalty Agreements identified in Part I of Schedule C applicable to the GAS Claims (as such term is defined in the Consideration Royalty Agreements identified in Part I of Schedule C);

“GSR3 Royalty” means the 1.50% gross smelter returns royalty created in the Consideration Royalty Agreements identified in Part II of Schedule C applicable to the mining claims and other lands identified in the Consideration Royalty Agreements identified in Part II of Schedule C;
“Guinean Royalty Assignment Agreement” means an agreement substantially in the form of the royalty deed and assignment agreement set out in Schedule I hereto (amended as necessary to reflect the terms of each applicable Purchased Royalty) applicable to each Purchased Royalty relating to a property located in Guinea;
“HMCOC” means Homestake Mining Company of California, an indirect wholly-owned subsidiary of Barrick;
“Indemnified Party” has the meaning given to it in Section 9.7;
“Indemnifying Party” has the meaning given to it in Section 9.7;
“Independent Action” has the meaning given to it in Section 5.5(c);
“Investment Canada Act” means the Investment Canada Act (Canada), R.S.C. 1985, c. 28 (1st Supp);
“Law” means any law, statute, regulation, by-law, order, ruling, decision, arbitration award, judgment, decree, declaration, injunction, order in council, ordinance, treaty, proclamation, convention, rule or requirement of, and the terms of any Permit issued by, any Governmental Authority;
“Liabilities” means all debts, liabilities and obligations of any nature or kind whatsoever, whether due or to become due, accrued or unaccrued, absolute, contingent, unliquidated or liquidated, or otherwise, including for greater certainty and without limitation those arising under Environmental Laws;
“Losses”, in respect of any matter, means all claims, demands, Proceedings, losses, damages, liabilities, deficiencies, costs and expenses (including all out-of-pocket legal and other professional fees and disbursements, interest, penalties and amounts incurred in defending any claim or paid in settlement) arising directly or indirectly as a consequence of such matter;
“Mexican Royalty Assignment Agreement” means an agreement substantially in the form of the royalty deed and assignment agreement set out in Schedule J hereto (amended as necessary to reflect the terms of each applicable Purchased Royalty) applicable to each Purchased Royalty relating to a property located in Mexico;
“Mineral Properties”, in respect of any royalty, means all of the mineral rights, mineral claims, mineral tenements, mining leases, Permits and concessions and other mineral properties in respect of which such royalty is payable or to which it pertains;

“NVR1 Royalty” means that portion of the net value royalty currently paying at the rate of 1.25% created in the Consideration Royalty Agreements identified in Part III of Schedule C applicable to the mining claims and other lands identified in the Consideration Royalty Agreements identified in Part III of Schedule C;
“Operator” means the respective current owner of or holder of the mining rights to the Mineral Property to which a royalty is related;
“Permits” means all permits, licences, certificates, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with any Governmental Authority;
“Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority;
“Proceeding” means any action, claim, demand, lawsuit, assessment, arbitration, judgment, award, decree, order, injunction, prosecution and investigation, or other similar proceeding;
“Purchase Price” has the meaning given to it in Section 2.2;
“Purchase Price Allocation” means, for each Purchased Royalty, the amount of the Purchase Price allocated to each such Purchased Royalty, as agreed upon by Purchaser and Barrick and set out in Schedule D hereto;
“Purchased Royalty Agreements” means those agreements set out in Schedule B hereto that have created the Purchased Royalties;
“Purchased Royalties” means all of the right, title and interest of Barrick (or its Affiliates) in and to (i) the various royalty interests (or portions thereof) owned by Barrick (or its Affiliates) set out in Schedule A hereto and conferred by the Purchased Royalty Agreements and (ii) the Purchased Royalty Agreements;
“Purchaser” means Royal Gold, Inc.;
“Purchaser Retained Liabilities” has the meaning given to it in Section 8.1(a)(ii);
“Royalty Assignment Agreements” means, collectively, the Canadian Royalty Assignment Agreement, the United States Royalty Assignment Agreement, the Chilean Royalty Assignment Agreement, the Australian Royalty Assignment Agreement, the Guinean Royalty Assignment Agreement and the Mexican Royalty Assignment Agreement, together with such amendments thereto as the parties thereto may determine to be necessary or appropriate, acting reasonably;
“Section 116 Amount” has the meaning given to it in Section 2.6(b);

“Split Contracts” means the Contracts indicated in Schedule B hereto, each of which provides for a Purchased Royalty and contains other ongoing rights, obligations and/or Liabilities of Barrick or its Affiliates that are not related to a Purchased Royalty, of which only the portions of each such Contract relating to the Purchased Royalty shall be considered to be a “Purchased Royalty Agreement”;
“Tax Act” means the Income Tax Act (Canada);
“Third Party” has the meaning given to it in Section 9.7;
“Third Party Claim” has the meaning given to it in Section 9.7;
“Third Party Consent” has the meaning given to it in Section 5.3(a);
“Third Party Purchase Rights” means any and all rights of first offer, pre-emptive rights, rights of first refusal or other rights to purchase any of the Purchased Royalties or a portion thereof which may be exercisable by an Operator or any other Person pursuant to or in accordance with the terms of the Purchased Royalty Agreements applicable to the Purchased Royalties in connection with the transactions contemplated by this Agreement, which definition for greater certainty excludes any Buy Down Rights with respect to any Purchased Royalties;
“TPPR Expired Royalties” means all TPPR Royalties in respect of which the Third Party Purchase Rights have been waived, lapsed or otherwise terminated before the Closing Date;
“TPPR Outstanding Royalties” means all TPPR Royalties other than the TPPR Expired Royalties and the TPPR Sold Royalties;
“TPPR Payment Amount” for a TPPR Royalty has the meaning given to it in Section 5.5(c)(ii) or Section 5.5(d)(ii), as applicable;
“TPPR Royalties” means the Purchased Royalties that are subject to Third Party Purchase Rights, as set out in Schedule A hereto;
“TPPR Sold Royalties” means all TPPR Royalties in respect of which, before the Closing Date, the Third Party Purchase Rights have been exercised and the TPPR Royalty transferred to a third party in accordance with such Third Party Purchase Rights;
“Transaction” has the meaning given to it in Section 2.1;
“Transferable Royalties” means the Purchased Royalties, other than the TPPR Outstanding Royalties and TPPR Sold Royalties;
“United States Royalty Assignment Agreement” means an agreement substantially in the form of the royalty deed and assignment agreement set out in Schedule F hereto (amended as necessary to reflect the terms of each applicable

Purchased Royalty) applicable to each Purchased Royalty relating to a property located in the United States; and
“Unsatisfied FIRB Condition” means that the FIRB Condition has not been satisfied or fulfilled at or prior to Closing.
1.2 Gender, Number and Other Terms
          In this Agreement, unless the context otherwise requires, words importing the singular number only shall include the plural and vice versa, words importing gender shall include all genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, Governmental Authorities and other legal or business entities of any kind whatsoever, “or” is not exclusive and the word “including” means “including without limitation” and the word “include” means “include without limitation”.
1.3 Sections and Headings
          The division of this Agreement into Articles and Sections and the insertion of headings and a table of contents are for convenience of reference only and shall not affect the interpretation of this Agreement. Unless otherwise indicated, any reference in this Agreement to an Article, Section or other subdivision or to a Schedule refers to the specified Article, Section or other subdivision of, or Schedule to, this Agreement.
1.4 Statutes
          Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant to it, with all amendments and supplements thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.
1.5 Contra Preferentum
          The parties waive the application of any rule of law which otherwise would be applicable in connection with the construction of this Agreement that ambiguous or conflicting terms or provisions should be construed against the party who (or whose counsel) prepared the executed agreement or any earlier draft of the same.
1.6 Currency
          Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in United States currency.
1.7 Applicable Law and Attornment
          This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable therein and all disputes and claims, whether for damages, specific performance, injunction, declaration or otherwise, both at law and in equity, arising out of, or in any way connected with, this Agreement will be referred to the courts of the Province of Ontario and each of the parties hereby irrevocably and unconditionally attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom. For greater certainty, each Royalty Assignment Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties (or their Affiliates) named in such Royalty Assignment Agreement shall be governed by, the laws of the jurisdiction designated in such Royalty Assignment Agreement or, if no such jurisdiction is designated, the laws of the jurisdiction in which the applicable Purchased Royalty is located.
1.8 Schedules
The following Schedules are attached to and form an integral part of this Agreement:
Schedule B – Purchased Royalty Agreements
Schedule C – Consideration Royalties and Consideration Royalty Agreements
Schedule D – Purchase Price Allocation
Schedule E – Canadian Royalty Assignment Agreement
Schedule F – United States Royalty Assignment Agreement
Schedule G – Chilean Royalty Assignment Agreement
Schedule H – Australian Royalty Assignment Agreement
Schedule I – Guinean Royalty Assignment Agreement
Schedule J – Mexican Royalty Assignment Agreement
Schedule K – Information Pertaining to Consideration Royalties
Schedule L – Permitted Encumbrances – Purchased Royalties
Schedule M – Permitted Encumbrances – Consideration Royalties
Schedule N – Information Pertaining to Purchased Royalties
Schedule O – Third Party Purchase Right Notices
Schedule P – Escrow Agreement
Schedule Q – Information Provided
Schedule R – Intentionally Omitted

Schedule S – Documents to Transfer Consideration Royalties
Schedule T – GSR2 Amended Sliding Scale Royalty
Schedule U – Third Party Consents
1.9 References to Whole Agreement
          Unless otherwise stated, the words “herein”, “hereof”, “hereto”, “hereby” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of, or Schedule to, this Agreement.
1.10 Knowledge
     (a) If a party had actual knowledge prior to the execution of this Agreement that any representation and warranty of the other party contained in this Agreement was not true and correct or of the existence of any other fact, the party with such prior knowledge may not assert such breach of a representation or warranty or such other fact as a basis not to consummate the transactions contemplated by this Agreement.
     (b) If a party had actual knowledge prior to the Closing Date that any representation and warranty of the other party contained in this Agreement was not true and correct or of the existence of any other fact, the party with such prior knowledge may not assert such breach of a representation or warranty or such other fact as a basis of an indemnity claim pursuant to Section 9.2(a) or 9.3(a).
     (c) All references to the knowledge of Barrick in this Agreement mean, as applicable, (i) the actual knowledge of Ted Grandy, after due enquiry, with respect to the Purchased Royalties located in Canada, the United States and Mexico, (ii) the actual knowledge of Katrina White, after due enquiry, with respect to the Purchased Royalties located in Australia and Guinea, or (iii) the actual knowledge of Laura Emery, after due enquiry, with respect to the Purchased Royalties located in Chile.
     (d) All references to the knowledge of Purchaser in this Agreement mean the actual knowledge of each of Tony Jensen and Bruce Kirchhoff, in each case after due enquiry.
ARTICLE 2
PURCHASE AND SALE OF PURCHASED ROYALTIES
2.1 Purchase and Sale
          Effective as of and from the Effective Time, (a) Purchaser agrees to sell, assign and transfer, or to cause its applicable Affiliate to sell, assign and transfer, to Barrick, and Barrick agrees to purchase from Purchaser and its Affiliates, as applicable, the Consideration Royalties, and (b) Barrick agrees to sell, assign and transfer, or to cause its applicable Affiliate to sell, assign and transfer, to Purchaser, and Purchaser agrees to purchase from Barrick and its Affiliates, as applicable, the Purchased Royalties, in each case in accordance with and subject to the terms and conditions set forth in this Agreement, including Section 2.3 (the “Transaction”).

2.2 Consideration Price and Purchase Price
          The purchase price for the Consideration Royalties (the “Consideration Price”) shall be $31,500,000 in cash, and the purchase price for the Purchased Royalties (the “Purchase Price”) shall be $181,500,000 in cash.
2.3 Further Details of Purchases and Sales
     (a) At the Effective Time, Purchaser (or its Affiliate, as applicable) will transfer to Barrick (or its designated Affiliate, as applicable), in each case free and clear of any Encumbrances other than those Encumbrances set forth on Schedule M hereto that are not required to be discharged prior to the Closing Date as indicated on Schedule M:
(i)	the Consideration Royalty described in the first column under the heading “Part I – GSR2 Royalty” of Schedule C;

(ii)	the Consideration Royalty described in the first column under the heading “Part II – GSR3 Royalty” of Schedule C; and

(iii)	the Consideration Royalty described in the first column under the heading “Part III – NVR1 Royalty” of Schedule C, to be effected by the execution and delivery of the documents set forth in Schedule S.
     (b) At the Effective Time, Barrick (or its Affiliate, as applicable) will transfer to Purchaser (or its designated Affiliate, as applicable):
(i)	the Transferable Royalties free and clear of any Encumbrances other than those Encumbrances set forth on Schedule L hereto, subject to Section 5.4;

(ii)	the TPPR Payment Amount for each TPPR Sold Royalty;

(iii)	the right to receive the TPPR Outstanding Royalties if the applicable Third Party Purchase Rights are waived, lapse or are otherwise terminated free and clear of any Encumbrances other than those Encumbrances set forth on Schedule L hereto; and

(iv)	the right to receive the TPPR Payment Amount for each TPPR Outstanding Royalty that is transferred to a third party pursuant to the applicable Third Party Purchase Rights;
with the transfers and payments described in paragraphs (iii) and (iv) above to be made in accordance with Section 7.5.

2.4 Payment
     (a) The Consideration Price shall be satisfied by payment by Barrick (or its Affiliate) of the applicable portion of the Consideration Price indicated on Schedule C hereto to the applicable vendor identified on Schedule C, which amount shall be paid in cash by certified cheque or money order or wire transfer, in accordance with the instructions of Purchaser, on the Closing Date. For greater certainty, the aggregate amount paid by Barrick and/or its Affiliates pursuant to this Section 2.4(a) shall equal the Consideration Price.
     (b) The Purchase Price shall be satisfied by payment by Purchaser (or its Affiliate) of the applicable portion of the Purchase Price indicated on Schedule D hereto to the applicable vendor identified on Schedule A, which amount shall be paid in cash by certified cheque or money order or wire transfer, in accordance with the instructions of Barrick, on the Closing Date. For greater certainty, the aggregate amount paid by Purchaser and/or its Affiliates pursuant to this Section 2.4(b) shall equal the Purchase Price.
2.5 Purchase Price and Consideration Price Allocation
     (a) The parties hereto acknowledge and agree that for purposes of this Agreement, the Purchase Price Allocation for the Purchased Royalties shall be as set out in Schedule D hereto and the purchase price allocation for the Consideration Royalties shall be as set out in Schedule C hereto.
     (b) The parties acknowledge that certain Purchased Royalties are subject to buy down or other rights (each a “Buy Down Right”) that allow Persons to purchase all or a portion of certain Purchased Royalties for specified prices, and the parties have taken such rights into consideration in calculating the Purchase Price Allocation for the Purchased Royalties. To the extent that any Buy Down Right is exercised on or after the date hereof, (i) any Purchased Royalty, or portion thereof, as applicable, that is transferred or to be transferred to a Person pursuant to such Buy Down Right will not be transferred to Purchaser or its Affiliates and will cease to be considered a Purchased Royalty, and (ii) the gross proceeds received by Barrick or its Affiliate from such exercise will be paid to Purchaser (without interest) at Closing (if received by Barrick or its Affiliate prior to the Closing Date) or promptly after receipt (if received by Barrick or its Affiliate on or after the Closing). The parties agree that there will be no reduction in the Purchase Price as a result of any exercise of a Buy Down Right and for all purposes (including for purposes of Section 5.5(d)) the amount allocated to the applicable Purchased Royalty in Schedule D hereto shall be reduced by the amount of the gross proceeds received by Barrick or its Affiliate from any exercise of a Buy Down Right.
2.6 Allan Mine and Golden Bear Royalties
     (a) Subject to Section 2.6(b), Barrick intends to cause HMCOC to transfer, prior to the Closing Date, each of the Allan Mine Potash Royalty, the Allan Mine Borax Royalty and the Golden Bear Royalty to one or more Affiliates of Barrick that is resident in Canada for purposes of the Tax Act and will be so resident in Canada at the Effective Time. Barrick shall cause HMCOC and its Affiliate(s) to set the price(s) for the transfer(s) of such Purchased Royalties, be it by sale, contribution or otherwise, at an amount that is equal to the allocation of the Purchase Price to such Purchased Royalties as set forth in Schedule D hereto and to report such transfer(s) to any Governmental Authority, if required, that is consistent with such price(s).
     (b) In the event that such transfers have not occurred prior to the Closing Date, Barrick shall cause HMCOC to apply for a certificate pursuant to section 116 of the Tax Act in respect of the sale of each of the Allan Mine Potash Royalty, the Allan Mine Borax Royalty and the Golden Bear Royalty. If a certificate issued by the Minister of National Revenue (Canada) pursuant to subsection 116(5.2) of the Tax Act in respect of the sale by HMCOC to Purchaser of the Allan Mine Potash Royalty, the Allan Mine Borax Royalty and the Golden Bear Royalty specifying a certificate amount which is not less than the aggregate amount of the Purchase Price allocated to such Purchased Royalties in Schedule D hereto (the “Section 116 Amount”) is not delivered to Purchaser on or prior to the Closing Date, Purchaser shall be entitled to withhold from the Purchase Price at Closing the amount that it would be required to remit pursuant to subsection 116(5.3) of the Tax Act in connection with such purchase and shall deposit such amount with a mutually agreeable escrow agent to be held by such escrow agent pursuant to an escrow agreement entered into among Barrick, HMCOC, Purchaser and the escrow agent substantially in the form of the escrow agreement attached as Schedule P hereto.
ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF PURCHASER
3.1 General Representations and Warranties of Purchaser
          Purchaser represents and warrants to Barrick as follows and acknowledges that Barrick is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:
(a)	Status: Purchaser (and each of its Affiliates) is a duly incorporated (or organized) and validly existing corporation (or other entity) under the Corporations Act, has never been dissolved or liquidated, and has full power and authority to acquire the Purchased Royalties and to enter into, and perform all its obligations under, this Agreement.

(b)	Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Purchaser (or any of its Affiliates) pursuant to this Agreement, and the consummation of the transactions contemplated by this Agreement, have been prior to such execution and delivery duly authorized by all necessary corporate action on the part of Purchaser (and such Affiliates).

(c)	Non-Contravention: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereunder will (i) violate, result in a breach of or default under, or conflict with, (x) any of the provisions of the Charter Documents of Purchaser (or any of its Affiliates), (y)

any indenture, Contract, agreement or instrument to which Purchaser (or any of its Affiliates) is a party or by which Purchaser (or any of its Affiliates) is bound, including the Consideration Royalty Agreements or (z) any Law, or (ii) give to any other Person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any indenture, Contract, agreement or instrument to which Purchaser (or any of its Affiliates) is a party or is subject, or from which it derives benefit, including the Consideration Royalty Agreements.

(d)	Enforceability: This Agreement has been, and each document, instrument and agreement to be delivered on Closing to which Purchaser (or any of its Affiliates) is a party will on Closing be, duly executed and delivered by Purchaser (and such Affiliates) and this Agreement constitutes, and each such Closing document, instrument and agreement to which Purchaser (or any of its Affiliates) is a party will on Closing constitute, a legal, valid and binding obligation of Purchaser (and such Affiliates) enforceable against Purchaser (or such Affiliates, as applicable) in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

(e)	Financing: Purchaser’s available cash resources are sufficient for Purchaser to pay the Purchase Price.
3.2 Representations and Warranties of Purchaser Pertaining to the Consideration Royalties
          Purchaser represents and warrants to Barrick as follows and acknowledges that Barrick is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:
(a)	No Encumbrances: The Consideration Royalties are free and clear of all Encumbrances other than those Encumbrances set forth on Schedule M hereto and, as of the Closing Date, such Consideration Royalties shall be transferred to Barrick (or its Affiliate) free and clear of all Encumbrances other than those Encumbrances set forth on Schedule M hereto that are not required to be discharged prior to the Closing Date as indicated on Schedule M.

(b)	No Adverse Implications: Except as disclosed on Schedule K hereto, neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated by this Agreement will:
(i)	give any Person, other than Barrick or its Affiliates, the right to terminate, cancel or amend any contractual or other right of Purchaser or its

Affiliates where such termination, cancellation or amendment would have a material adverse effect on any Consideration Royalty;

(ii)	result in the creation of any Encumbrance on any Consideration Royalty or in a breach of or a default under any Contract or other agreement relating to any Consideration Royalty (including the Consideration Royalty Agreements) or in the crystallization of any floating charge on, or the acceleration of any rights or obligations in respect of, any Consideration Royalty; or

(iii)	give rise to any right of first offer, pre-emptive right, right of first refusal or other right to purchase any of the Consideration Royalties or a portion thereof.
(c)	Adverse Proceedings: There are no current, pending or, to the Purchaser’s knowledge, threatened Proceedings by or against Purchaser or any Affiliate of Purchaser relating to any Consideration Royalty or Consideration Royalty Agreement. To Purchaser’s knowledge, there is no basis for any other Proceeding which, if pursued, would have a significant likelihood of having a material adverse effect on any Consideration Royalty.

(d)	Approvals: There is no consent, approval, authorization, release, waiver or other action of, or any registration, declaration, filing or notice with or to, any Governmental Authority, Operator or other Person that is required for the execution or delivery by Purchaser of this Agreement, or the completion or performance by Purchaser of the transfer of the Consideration Royalties, or the validity or enforceability of this Agreement against Purchaser, other than such consents, approvals, authorizations, releases, waivers, actions, registrations, declarations, filings or notices as may be required pursuant to the Foreign Acquisitions Act or as set forth on Schedule K.

(e)	Material Contracts: Schedule C contains a complete and accurate listing and description of all Consideration Royalty Agreements and any other Contracts by which Purchaser (or its Affiliates) is bound or under which Purchaser (or its Affiliates) is entitled to any benefits pertaining to the Consideration Royalties and correct and complete copies of such Consideration Royalty Agreements and other Contracts have been provided to Barrick by Purchaser. None of the Consideration Royalty Agreements or other Contracts listed on Schedule C has been altered, modified, supplemented or amended (except as disclosed in Schedule C). Each of the Consideration Royalty Agreements and other Contracts listed on Schedule C is in full force and effect. With respect to each of the Consideration Royalty Agreements or other Contracts listed on Schedule C (i) there are no existing material defaults thereunder by Purchaser (or its Affiliates) or, to Purchaser’s knowledge, the counterparty(ies) thereto, and (ii) to Purchaser’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party.

(f)	No Adverse Knowledge: Except as disclosed in this Agreement or in Schedule K hereto, to Purchaser’s knowledge, there is no information or fact relating to any Consideration Royalty, any Consideration Royalty Agreement, the counterparty to any Consideration Royalty Agreement, or the transactions contemplated by this Agreement which might reasonably be expected to materially and adversely affect any Consideration Royalty.

(g)	Litigation: There is no action, suit, prosecution or other similar proceeding of a material nature at law or in equity or before or by any Governmental Authority of which process initiating the same has been served on Purchaser (or its Affiliates) or, to the knowledge of Purchaser, threatened against Purchaser (or its Affiliates) that affects any interest of Purchaser (or its Affiliates) in the Consideration Royalties.

(h)	Information and Data: Purchaser has provided Barrick with copies of all relevant Contracts, amendments, notices, correspondence, notes, written information, data and other documents in its possession or control relating to the Consideration Royalties, other than notices, correspondence, notes, written information, data and other documents provided to Purchaser by Barrick, its Affiliates or their predecessors in interest.

(i)	Disclosure of Books and Records: Purchaser has all right, title and authority to disclose all information provided by Purchaser to Barrick in respect of the Consideration Royalties and tenures relating to the Consideration Royalties, including the Books and Records relating thereto.

(j)	Compliance with Laws: Purchaser (or its Affiliates) has not received from any Governmental Authority or any third party written notice of any pending or threatened investigation or enquiry by any Governmental Authority relating to any actual or alleged violation of any Law, including any Environmental Law, in, with respect to, or affecting any of the Consideration Royalties or the lands subject thereto.

(k)	Affiliates: Each of the entities listed on Schedule C as the holder of a Consideration Royalty is an Affiliate of Purchaser and Denver Mining Finance Company is an Affiliate of Purchaser.

(l)	Crescent Valley and NVR1 Royalty:
(i)	Without limiting the generality of Section 3.1(b), the execution and delivery of all of the documents required to be executed and delivered by Crescent Valley Partners, L.P. or any of its partners set forth in Schedule S hereto or otherwise required pursuant to this Agreement in connection with the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii)and the consummation of the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii) have been duly authorized by all necessary action on the part of Crescent Valley Partners, L.P. and its partners.

(ii)	Without limiting the generality of Section 3.2(d), there is no consent, approval, authorization, release, waiver or other action of, or any declaration or notice to, Crescent Valley Partners, L.P. or any of its partners that is required for the completion or performance by Purchaser (and its Affiliates) of the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii), or the validity or enforceability against Crescent Valley Partners, L.P. and its partners of the documents set forth in Schedule S hereto to which they are a party or otherwise required pursuant to this Agreement in connection with the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii), other than such consents, approvals, authorizations, releases, waivers, actions, registrations, declarations, filings or notices as are set forth on Schedule K.

(iii)	Purchaser and its Affiliates have all of the required power and authority to execute and deliver each of the documents set forth in Schedule S hereto or otherwise required pursuant to this Agreement in connection with the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii), and to authorize and take all such other actions, including actions on behalf of Crescent Valley Partners, L.P. and its partners, as are necessary or desirable to transfer the Consideration Royalties specified in Section 2.3(a)(iii) to Barrick (or its Affiliates).

(iv)	Without limiting the generality of Section 3.1(d), each of the documents set forth in Schedule S hereto or otherwise required pursuant to this Agreement in connection with the transfer to Barrick (or its Affiliate) of the Consideration Royalties specified in Section 2.3(a)(iii) that is to be executed and delivered by Crescent Valley Partners, L.P. will on Closing be duly executed and delivered by Crescent Valley Partners, L.P. and constitute a legal, valid and binding obligation of Crescent Valley Partners, L.P., enforceable against Crescent Valley Partners, L.P. in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.

3.3 Disclaimer of Purchaser and Due Diligence
     (a) Purchaser hereby expressly disclaims any representation or warranty with respect to the value, merchantability or fitness for any purpose of, or title to or Encumbrances on, the Mineral Properties relating to any Consideration Royalty; the existence or presence of any mineral substance or ore; the feasibility or profitability of any mining operation or production on or with respect to the Mineral Properties relating to any Consideration Royalty; the value of the Consideration Royalties; the right or ability of the Operators to mine or produce minerals from the Mineral Properties relating to any Consideration Royalty; and the likelihood that minerals can or will be removed from the Mineral Properties relating to any Consideration Royalty in commercially saleable quantities.
     (b) Barrick acknowledges that it has had such opportunity as it requires to conduct due diligence in respect of all matters pertaining to the Consideration Royalties and the Consideration Royalty Agreements, and any Liabilities, Permits and Contracts relating thereto, including conducting searches of the public records relating thereto, and in respect of the Mineral Properties relating to the Consideration Royalties, and that it is fully satisfied with the results. Barrick further acknowledges that the Consideration Royalties and the Consideration Royalty Agreements and Liabilities relating thereto are being sold, assigned and transferred to and assumed by Barrick, as the case may be, without the benefit of any representations or warranties from Purchaser or any other Person except for the representations and warranties contained in Section 3.1 and Section 3.2 (including the certificate delivered pursuant to Section 6.1(d), and with no other representations or warranties, whether express or implied, collateral, statutory or otherwise.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BARRICK
4.1 General Representations and Warranties of Barrick
          Barrick represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:
(a)	Status: Barrick (and each of its Affiliates) is a duly incorporated (or organized) and validly existing corporation (or other entity) under the Corporations Act, has never been dissolved or liquidated, and has full power and authority to acquire the Consideration Royalties and to enter into, and perform all its obligations under, this Agreement.

(b)	Due Authorization: The execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Barrick (or any of its Affiliates) pursuant to this Agreement, and the consummation of the transactions contemplated by this Agreement, have been prior to such execution and delivery duly authorized by all necessary corporate action on the part of Barrick (and such Affiliates).

(c)	Non-Contravention: Neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated hereunder will (i) violate, result in a breach of or default under, or conflict with, (x) any of the provisions of the Charter Documents of Barrick (or any of its Affiliates), (y) any indenture, Contract, agreement or instrument to which Barrick (or any of its Affiliates) is a party or by which Barrick (or any of its Affiliates) is bound, including the Purchased Royalty Agreements, or (z) any Law, or (ii) give to any other Person, after the giving of notice or otherwise, any right of termination, cancellation or acceleration in or with respect to any indenture, Contract, agreement or instrument to which Barrick (or any of its Affiliates) is a party or is subject, or from which it derives benefit, including the Purchased Royalty Agreements (subject to any Third Party Purchase Rights and Buy Down Rights and provided all Third Party Consents are obtained).

(d)	Enforceability: This Agreement has been, and each document, instrument and agreement to be delivered on Closing to which Barrick (or any of its Affiliates) is a party will on Closing be, duly executed and delivered by Barrick (and such Affiliates) and this Agreement constitutes, and each such Closing document, instrument and agreement to which Barrick (or any of its Affiliates) is a party will on Closing constitute, a legal, valid and binding obligation of Barrick (and such Affiliates) enforceable against Barrick (or such Affiliates, as applicable) in accordance with its terms, except as may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction and other similar laws of general application affecting the enforceability of remedies and rights of creditors and except that equitable remedies such as specific performance and injunction are in the discretion of a court.
4.2 Representations and Warranties of Barrick Pertaining to the Purchased Royalties
          Barrick represents and warrants to Purchaser as follows and acknowledges that Purchaser is relying on the following representations and warranties in connection with the consummation of the transactions contemplated by this Agreement:
(a)	No Encumbrances: The Purchased Royalties are free and clear of all Encumbrances other than those Encumbrances set forth on Schedule L hereto. As of the Closing or such later date of transfer with respect to any Transferable Royalty that is subject to Section 5.4 and is subsequently transferred in accordance with Section 7.5, the Transferable Royalties shall be transferred to Purchaser free and clear of all Encumbrances other than those Encumbrances set forth on Schedule L hereto. As of the date any TPPR Outstanding Royalty is transferred in accordance with Section 7.5, the TPPR Royalty shall be transferred to Purchaser free and clear of all Encumbrances other than those Encumbrances set forth on Schedule L hereto.

(b)	No Adverse Implications: Except as disclosed in Schedule N hereto, neither the execution and delivery of this Agreement nor the completion and performance of the transactions contemplated by this Agreement will:
(i)	give any Person, other than Purchaser or its Affiliates, the right to terminate, cancel or amend any contractual or other right of Barrick or its Affiliates where such termination, cancellation or amendment would have a material adverse effect on any Purchased Royalty;

(ii)	result in the creation of any Encumbrance on any Purchased Royalty or in a breach of or a default under any Contract or other agreement relating to any Purchased Royalty (including the Purchased Royalty Agreements) or in the crystallization of any floating charge on, or the acceleration of any rights or obligations in respect of, any Purchased Royalty; or

(iii)	give rise to any right of first offer, pre-emptive right, right of first refusal or other right to purchase any of the Purchased Royalties or a portion thereof, in each case except for the Third Party Purchase Rights disclosed in Schedule A hereto and provided all Third Party Consents are obtained
(c)	Adverse Proceedings: There are no current, pending or, to Barrick’s knowledge, threatened Proceedings by or against Barrick or any Affiliate of Barrick relating to any Purchased Royalty or Purchased Royalty Agreement. To Barrick’s knowledge, there is no basis for any other Proceeding which, if pursued, would have a significant likelihood of having a material adverse effect on any Purchased Royalty.

(d)	Approvals: There is no consent, approval, authorization, release, waiver or other action of, or any registration, declaration, filing or notice with or to, any Governmental Authority, Operator or other Person that is required for the execution or delivery by Barrick of this Agreement, or the completion or performance by Barrick of the transfer of the Purchased Royalties as contemplated herein, or the validity or enforceability of this Agreement against Barrick, other than (i) such consents, approvals, authorizations, releases, waivers, actions, registrations, declarations, filings or notices as may be required pursuant to the Foreign Acquisitions Act or in connection with Third Party Purchase Rights, (ii) any required Third Party Consents and (iii) any notices to be sent or delivered after the Closing Date.

(e)	Material Contracts: Schedule B contains a complete and accurate listing and description of all Purchased Royalty Agreements and, except as noted on Schedule B, correct and complete copies of such Purchased Royalty Agreements have been provided to Purchaser by Barrick. None of the Purchased Royalty Agreements has been altered, modified, supplemented or amended (except as disclosed in Schedule B). Each of the Purchased Royalty Agreements is in full force and effect, except as disclosed in Schedule N. With respect to each of the Purchased Royalty Agreements (i) there are no existing material defaults thereunder by Barrick (or its Affiliates) or to Barrick’s knowledge, the counterparty(ies) thereto, and (ii) to Barrick’s knowledge, no event has occurred which (with notice, lapse of time or both) would constitute a material breach or default thereunder by any party, except as disclosed in Schedule N.

(f)	No Adverse Knowledge: Except as disclosed in this Agreement or in Schedule N hereto, to Barrick’s knowledge, there is no information or fact relating to any Purchased Royalty, any Purchased Royalty Agreement, the counterparty to any Purchased Royalty Agreement, or the transactions contemplated by this Agreement which might reasonably be expected to materially and adversely affect any Purchased Royalty.

(g)	Litigation: Except as disclosed in Schedule N hereto, there is no action, suit, prosecution or other similar proceeding of a material nature at law or in equity or before or by any Governmental Authority of which process initiating the same has been served on Barrick (or its Affiliates) or, to Barrick’s knowledge, threatened against Barrick (or its Affiliates) that affects any interest of Barrick (or its Affiliates) in the Purchased Royalties.

(h)	Compliance with Laws: Except as disclosed in Schedule N hereto, Barrick (or its Affiliates) has not received from any Governmental Authority or any third party written notice of any pending or threatened investigation or enquiry by any Governmental Authority relating to any actual or alleged violation of any Law, including any Environmental Law, in, with respect to, or affecting any of the Purchased Royalties or the lands subject thereto.

(i)	Data Room Disclosure: Barrick has all right, title and authority to disclose all information provided by Barrick to Purchaser in the Data Room in respect of the Purchased Royalties, the Purchased Royalty Agreements and tenures relating to the Purchased Royalties and the Purchased Royalty Agreements.

(j)	Affiliates: Each of the entities listed on Schedule A as the holder of a Purchased Royalty is an Affiliate of Barrick.

(k)	Non-Residents of Canada: As at the Closing Date, none of the vendors of a Purchased Royalty that constitutes property (other than excluded property within the meaning of subsection 116(5) of the Tax Act) described in either subsection 116(1) or (5.2) of the Tax Act shall be a non-resident of Canada for purposes of the Tax Act, except for HMCOC in the event that the transfers contemplated under Section 2.6(a) are not completed prior to the Closing Date, in which event

HMCOC shall be a non-resident of Canada for purposes of the Tax Act and the provisions of Section 2.6(b) shall apply.

(l)	Competition Act: Assuming that the Closing Date is the date of this Agreement, neither (i) the aggregate value of all the Purchased Royalties nor (ii) the annual gross revenues from sales in or from Canada generated from the Purchased Royalties exceeds Cdn $50,000,000, as determined pursuant to subsection 110(2) of the Competition Act, provided that, for the purposes of Section 6.2(a) of this Agreement, the assumption that the Closing Date is the date of this Agreement will not apply.

(m)	Investment Canada Act: The value of the Purchased Royalties, calculated in the manner prescribed by the Investment Canada Act, is less than Cdn $5,000,000.
4.3 Disclosure Qualification
          On the date hereof and on the Closing Date, each of the representations and warranties contained in Section 4.1 and Section 4.2 (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)) shall be deemed for all purposes to be qualified in its entirety by reference to the full contents of the documents identified in Schedule Q hereto (prior to any updating of such Schedule pursuant to Section 7.3(e)). After the Closing Date, including for all purposes relating to any claim for indemnification, each of the representations and warranties contained in Section 4.1 and Section 4.2 (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)) shall be deemed for all purposes to be qualified in its entirety by reference to the full contents of the documents identified in Schedule Q hereto as updated pursuant to Section 7.3(e). For greater certainty, to the extent that any inaccuracy in any such representation or warranty is patently evident or is disclosed, directly or indirectly, in the contents of the documents identified in the applicable version of Schedule Q, such representation and warranty will be deemed to be qualified by such disclosure, and neither Purchaser nor any Affiliate thereof shall be entitled to make any Claim for such inaccuracy in such representation or warranty. For greater certainty, to the extent that a document is referenced in a document identified in the applicable version of Schedule Q but not actually listed in the applicable version of Schedule Q, the representations and warranties will not be qualified by the full contents of such referenced document, but only by the contents of such referenced document that are patently evident or disclosed, directly or indirectly, in a document identified in the applicable version of Schedule Q.
4.4 Disclaimer of Barrick and Due Diligence
      (a) Barrick hereby expressly disclaims any representation or warranty with respect to the value, merchantability or fitness for any purpose of, or title to or Encumbrances on, the Mineral Properties relating to any Purchased Royalty; the existence or presence of any mineral substance or ore; the feasibility or profitability of any mining operation or production on or with respect to the Mineral Properties relating to any Purchased Royalty; the value of the Purchased Royalties; the right or ability of the Operators to mine or produce minerals from the Mineral

Properties relating to any Purchased Royalty; and the likelihood that minerals can or will be removed from the Mineral Properties relating to any Purchased Royalty in commercially saleable quantities.
     (b) Purchaser acknowledges that it has had such opportunity as it requires to conduct due diligence in respect of all matters pertaining to the Purchased Royalties and the Purchased Royalty Agreements, and any Liabilities, Permits and Contracts relating thereto, including conducting searches of the public records relating thereto, and in respect of the Mineral Properties relating to the Purchased Royalties, and that it is fully satisfied with the results. Purchaser further acknowledges that the Purchased Royalties and the Purchased Royalty Agreements and Liabilities relating thereto are being sold, assigned and transferred to and assumed by Purchaser, as the case may be, without the benefit of any representations or warranties from Barrick or any other Person except for the representations and warranties contained in Section 4.1 and Section 4.2, as qualified by Section 4.3 (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)), and with no other representations or warranties, whether express or implied, collateral, statutory or otherwise.
ARTICLE 5
COVENANTS
5.1 Operations Until Closing by Barrick
          Except as otherwise provided in this Agreement (including Schedule N hereto) or as otherwise agreed in writing by Barrick and Purchaser, Barrick shall (and shall cause its Affiliates to), to the extent applicable, (i) in the case of the Transferable Royalties, from the date hereof until the Closing Date (or in the case of the Transferable Royalties for which a Third Party Consent is not received prior to the Closing Date, from the date hereof until the date that the deliveries required by Section 7.5 are made or in the case of the Australian Royalties, from the date hereof until the later of the FIRB Transfer Date and the date that the deliveries required by Section 7.5 are made), (ii) in the case of TPPR Outstanding Royalties that are transferred to the Purchaser, from the date hereof until the date that the deliveries required by Section 7.5 are made, and (iii) in the case of TPPR Royalties that are transferred to a third party, from the date hereof until the date on which Barrick or its Affiliate transfers the applicable TPPR Royalty:
(a)	take good care of such Purchased Royalties and preserve, protect and safeguard such Purchased Royalties;

(b)	not allow any such Purchased Royalty to become subject to any Encumbrance on or after the date hereof other than those Encumbrances set forth on Schedule L hereto;

(c)	not, except pursuant to Third Party Purchase Rights or Buy Down Rights, (i) sell, assign, lease, license, transfer or otherwise dispose of, or agree to sell, assign, lease, license, transfer or otherwise dispose of, any such Purchased Royalty or portion thereof, (ii) initiate, solicit, knowingly encourage or knowingly facilitate

(including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any sale, assignment, lease, license, transfer or other disposition of any such Purchased Royalty or portion thereof, or (iii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to any sale, assignment, lease, license, transfer or other disposition of any such Purchased Royalty or portion thereof; provided that Barrick shall be entitled to cause HMCOC to transfer the Allan Mine Potash Royalty, the Allan Mine Borax Royalty and the Golden Bear Royalty to one or more Affiliates of Barrick resident in Canada for purposes of the Tax Act, and Barrick shall be entitled to transfer, or cause the transfer of, any other Purchased Royalty to Barrick or an Affiliate of Barrick with the consent of Purchaser, not to be unreasonably withheld or delayed;

(d)	make all necessary tax, governmental and other filings necessary in respect to such Purchased Royalties in a timely fashion; and

(e)	not, without the prior written consent of Purchaser, amend or vary any such Purchased Royalty except:
(i)	renewals or replacements of any of such Purchased Royalties on terms and conditions that are no less favourable to Barrick than those provided for under their respective Purchased Royalty Agreements;

(ii)	pursuant to any Permits required so as to maintain such Purchased Royalty or to consummate the transactions contemplated by this Agreement;

(iii)	pursuant to and in accordance with any Third Party Purchase Rights or Buy Down Rights; or

(iv)	as Barrick may determine to be necessary or appropriate in order to separate any Split Contract in accordance with Section 5.3.
5.2 Operations until Closing by Purchaser
          Except as otherwise provided in this Agreement or as otherwise agreed to in writing by Barrick and Purchaser, Purchaser shall (and shall cause its Affiliates to), to the extent applicable, from the date hereof until the Closing Date:
(a)	take good care of the Consideration Royalties and preserve, protect and safeguard the Consideration Royalties;

(b)	not allow any Consideration Royalty to become subject to any Encumbrance on or after the date hereof other than those Encumbrances set forth on Schedule M hereto;

(c)	not (i) sell, assign, lease, license, transfer or otherwise dispose of, or agree to sell, assign, lease, license, transfer or otherwise dispose of, any such Consideration

Royalty or portion thereof, (ii) initiate, solicit, knowingly encourage or knowingly facilitate (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal or other action that constitutes, or may reasonably be expected to lead to, any sale, assignment, lease, license, transfer or other disposition of any such Consideration Royalty or portion thereof, or (iii) enter into discussions or negotiate with any Person in furtherance of such inquiries or otherwise with respect to any sale, assignment, lease, license, transfer or other disposition of any such Consideration Royalty or portion thereof;

(d)	make all necessary tax, governmental and other filings necessary in respect to the Consideration Royalties in a timely fashion; and

(e)	not, without the prior written consent of Barrick, amend or vary any Consideration Royalty except:
(i)	renewals or replacements of any of such Consideration Royalties on terms and conditions that are no less favourable to Purchaser than those provided for under their respective Consideration Royalty Agreements; or

(ii)	pursuant to any Permits required so as to maintain such Consideration Royalty or to consummate the transactions contemplated by this Agreement.
5.3 Third Party Consents; Split Contracts
     (a) Within 20 days of the date of this Agreement (or such earlier time or times as may be required by the terms of the applicable Purchased Royalty Agreements), Barrick shall give such notices (other than the FIRB Notice, which for greater certainty shall be the responsibility of Purchaser) as may be required by the terms of the Purchased Royalty Agreements (including any Split Contracts) to all Operators and other Persons whose consent, approval, authorization, release or waiver is required for the assignment of Barrick’s (or its Affiliate’s) interests in the Purchased Royalty Agreements and the transfer of the Purchased Royalties to Purchaser. Subject to Section 5.14, Barrick shall use all reasonable efforts to obtain all consents, approvals, authorizations, releases and waivers of any Governmental Authority, Operator or other Person (other than such consents, approvals, authorizations, releases or waivers as may be required pursuant to the Foreign Acquisitions Act which, for greater certainty, shall be the responsibility of Purchaser) (the “Third Party Consents”) necessary for the assignment of Barrick’s (or its Affiliate’s) interests in the Purchased Royalty Agreements to Purchaser and the transfer of the Purchased Royalties to Purchaser (other than, for greater certainty, any consent, approval, authorization, release or waiver in respect of any Third Party Purchase Rights).
     (b) Without limiting the generality of the foregoing, in the case of any Split Contract where a Third Party Consent is required for Barrick (or its Affiliate) to assign the portions of the Split Contract that relate to the Purchased Royalties to Purchaser, Barrick shall use all reasonable efforts to obtain all consents and agreements required to separate such Split Contract into two or more separate agreements such that the ongoing rights, obligations and Liabilities of Barrick and its Affiliates and the rights, obligations and Liabilities relating to the Purchased Royalties are not contained in the same agreement.
     (c) Purchaser shall, at Barrick’s request, co-operate with Barrick and use all reasonable efforts to assist Barrick in obtaining such Third Party Consents and shall promptly give to Barrick such information and copies of such documents relating to Purchaser which Barrick may reasonably request from time to time as is necessary and appropriate in order to obtain any Third Party Consent referred to above.
     (d) In the case of any Split Contract where (i) a Third Party Consent is not required for Barrick (or its Affiliate) to assign the portions of the Split Contract that relate to the Purchased Royalties to Purchaser, or (ii) such Third Party Consents as are required for Barrick (or its Affiliate) to assign the portions of the Split Contract that relate to the Purchased Royalties to Purchaser have been obtained, Barrick shall assign to Purchaser only those portions of such Split Contract that contain the rights, obligations and Liabilities relating to the Purchased Royalties, which portions shall be treated as a Purchased Royalty Agreement and, for greater certainty, the remaining portions of such Split Contract, which contain the ongoing rights, obligations and Liabilities of Barrick and its Affiliates shall not be transferred to Purchaser.
5.4 Consent Not Received By Closing
     (a) Subject to Section 5.4(b), if a Third Party Consent required to permit the transfer or assignment to Purchaser of Barrick’s interest in any Purchased Royalty Agreement or Purchased Royalty is not received on or before the Closing or other time for transfer of such Purchased Royalty to Purchaser pursuant to Section 7.5, the transfer or assignment of such Purchased Royalty Agreement or Purchased Royalty in respect of which the Third Party Consent has not been received will not be effective in each case until the applicable Third Party Consent has been received and such Purchased Royalty Agreement or Purchased Royalty (including all rights in respect thereof) will be held by Barrick following the Closing (in the case of Transferable Royalties) or other time for transfer of such Purchased Royalty pursuant to Section 7.5 (in the case of TPPR Outstanding Royalties to be transferred to Purchaser) in trust for the benefit and exclusive use of Purchaser until such time as such Third Party Consent is received and the applicable Purchased Royalty and related Purchased Royalty Agreement is transferred to Purchaser in accordance with Section 7.5(c). Barrick shall only make use of such Purchased Royalty Agreement or Purchased Royalty held in trust for the benefit and exclusive use of Purchaser in accordance with the directions of Purchaser that do not conflict with the terms governing such Purchased Royalty Agreement or Purchased Royalty. Purchaser will co-operate with such efforts and use all reasonable efforts to assist Barrick in obtaining such Third Party Consents.
     (b) In the case of any Split Contract where a Third Party Consent is required for Barrick (or its Affiliate) to assign the portions of the Split Contract that relate to the Purchased Royalties to Purchaser, unless the parties otherwise agree, the transfer or assignment of such Split Contract will not be effective until the Split Contract has been separated as described in Section 5.3, and such Split Contract will be held by Barrick following the Closing (in the case of Transferable Royalties) or other time for transfer of such Purchased Royalty pursuant to Section 7.5 (in the case of TPPR Outstanding Royalties to be transferred to Purchaser) in trust for the benefit and use of Purchaser to the extent, and only to the extent, that such Split Contract relates to a Purchased Royalty, until such Split Contract has been separated and the rights, obligations and Liabilities relating to a Purchased Royalty have been transferred to Purchaser as described in Section 5.3(d). As it relates to rights, obligations and Liabilities relating to a Purchased Royalty, Barrick shall only make use of such Split Contract in accordance with the directions of Purchaser that do not conflict with the terms governing such Split Contract. As it relates to rights, obligations and Liabilities of Barrick or its Affiliates that are not related to a Purchased Royalty, Barrick may make use of such Split Contract in such manner as it sees fit.
5.5 Third Party Purchase Rights
     (a) Purchaser shall give Barrick instructions with respect to such notices as may be required by the terms of the Purchased Royalty Agreements to be provided to any Person who is the holder of a Third Party Purchase Right. Such instructions shall (i) include the form of notice to be used and delivery instructions and state as the purchase price the amount allocated to the Purchased Royalty as set forth on Schedule D hereto, (ii) provide that such notices will be delivered in respect of each applicable Purchased Royalty in accordance with the times therefor set forth on Schedule O hereto, and (iii) be provided to Barrick sufficiently in advance of the applicable time set forth on Schedule O to allow Barrick or its Affiliate to deliver the applicable notice in accordance with the time therefor set forth on Schedule O, in each case unless the parties otherwise mutually agree. If Purchaser does provide instructions in accordance with the second sentence of this Section 5.5(a), then Barrick or its Affiliates will comply with such instructions or take an Independent Action, but in any event Barrick or its Affiliates will provide the notices required by the terms of the applicable Purchased Royalty Agreements. If Purchaser does not provide instructions in accordance with the second sentence of this Section 5.5(a), then Barrick or its Affiliates shall deliver notices to all Persons who are holders of Third Party Purchase Rights in respect of any Purchased Royalty or pursuant to any Purchased Royalty Agreement within the times required by the applicable Purchased Royalty Agreement, which notices shall state as the purchase price the amount allocated to the Purchased Royalty as set forth on Schedule D hereto, and such notices given by Barrick or its Affiliates will be deemed to be consistent with the instructions of Purchaser and shall not be an Independent Action (provided that, for greater certainty, the provisions of this Section 5.5, including with respect to requesting instructions and complying with instructions or taking any Independent Action, shall apply to any actions taken thereafter). Barrick shall promptly provide to Purchaser copies of all written notices and responses received in response to the notices given by Barrick (or its Affiliates) pursuant to this Section 5.5(a).
     (b) From time to time, as required or appropriate in connection with Third Party Purchase Rights (including in connection with the potential exercise of Third Party Purchase Rights, any disputes or challenges relating to the exercise or non-exercise of Third Party Purchase Rights or the terms of the Third Party Purchase Rights and any settlement of any litigation or arbitration relating to such disputes or challenges), following receipt of a request therefor from Barrick, Purchaser shall provide to Barrick instructions in accordance with this Section 5.5(b) with respect to the actions to be taken with respect thereto. If Purchaser fails to provide instructions in response to a timely request therefor from Barrick, then Barrick and its Affiliates shall be permitted either to not take any action or to take such action as may have been proposed in Barrick’s request, which action (or failure to act) will be deemed to be consistent with the instructions of Purchaser and shall not be an Independent Action. Barrick (or its Affiliates) may choose not to follow instructions given by Purchaser pursuant to this Section 5.5.
     (c) If Barrick (or its Affiliates) takes an action or fails to take an action with respect to the Third Party Purchase Rights of a TPPR Royalty where such action or failure to act is inconsistent with the instructions of Purchaser given in accordance with this Section 5.5 (each an “Independent Action”), then:
(i)	as provided in Section 9.2(c), Purchaser’s obligation to indemnify Barrick for Losses pursuant to Section 9.2(c) shall be limited to Losses suffered or incurred by Barrick or its Affiliates as a result of or arising directly or indirectly out of or in connection with actions taken or not taken by Barrick or its Affiliates that were not Independent Actions (regardless of whether such Losses are suffered or incurred prior to or after the time that Barrick takes the Independent Action), and for purposes of greater certainty, Purchaser shall not be obligated to indemnify Barrick for Losses suffered or incurred by Barrick or its Affiliates as a result of or arising directly or indirectly out of or in connection with actions taken or not taken by Barrick or its Affiliates that were Independent Actions; and

(ii)	the “TPPR Payment Amount” shall be the amount allocated to that TPPR Royalty in Schedule D, less any amounts owing to Barrick pursuant to Section 9.2(c) which have not been paid.
     (d) If Barrick (or its Affiliates) does not take any action (or fail to take any action) with respect to the Third Party Purchase Rights of a TPPR Royalty that is an Independent Action, then:
(i)	as provided in Section 9.2(c), Purchaser shall indemnify Barrick pursuant to Section 9.2(c) for Losses suffered or incurred by Barrick or its Affiliates as a result of or arising directly or indirectly out of or in connection with actions taken or not taken by Barrick or its Affiliates with respect to any Third Party Purchase Rights (regardless of whether such Losses are suffered or incurred prior to or after the time that the TPPR Royalty is transferred to Purchaser or its Affiliate or to a third party, as the case may be); and

(ii)	the “TPPR Payment Amount” shall be the gross proceeds received by Barrick or its Affiliate from the transfer of such TPPR Royalty, less any amounts owing to Barrick pursuant to Section 9.2(c) which have not been paid.
     (e) Purchaser shall, at Barrick’s request, co-operate with Barrick and use all reasonable efforts to assist Barrick to comply with the provisions of this Section 5.5.
     (f) The parties agree to cooperate in good faith to take such actions and execute such documents or instruments as may be necessary or desirable in order to recommence the period of time in which a TPPR Royalty can be sold to Purchaser if the period of time within which such sale may be completed expires prior to the Closing Date.
     (g) All requests for instructions from Barrick given to Purchaser pursuant to this Section 5.5 must be in writing and include a specific request for instructions. All requests for instructions must be made sufficiently in advance of the required instructions to give Purchaser a reasonable amount of time to provide instructions.
     (h) All instructions to be given by Purchaser pursuant to this Section 5.5 must be reasonable, in compliance with applicable Law, the applicable Purchased Royalty Agreement(s) and this Agreement, in writing and in sufficient detail to make clear to Barrick the actions required to comply with such instructions. All such instructions must be received by Barrick from Purchaser promptly after a request therefor, and in any event sufficiently in advance of the required action to give Barrick a reasonable amount of time to comply with such instructions.
5.6 No Reduction in Purchase Price
          The Purchase Price shall not be reduced as a result of the refusal of or failure to obtain any Third Party Consents or the exercise of any Third Party Purchase Rights. Purchaser accepts the entire risk that the Third Party Purchase Rights may be exercised and any required Third Party Consents may be refused or otherwise not obtained and acknowledges and agrees that Purchaser shall have no Claim against Barrick as a result thereof.
5.7 Notice to Operators
     (a) Within 10 days after the Closing Date, Purchaser shall give such notices to the applicable Operators and other Persons as may be required by the terms of the Purchased Royalty Agreements relating to the Transferable Royalties, other than those held in trust pursuant to Section 5.4 and any Australian Royalties not transferred on the Closing Date as a result of an Unsatisfied FIRB Condition, of the transfer of such Transferable Royalties to Purchaser, including instructions to such Operators to make payment to Purchaser of all amounts payable in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date. This Section 5.7 shall apply, mutatis mutandis, to all TPPR Outstanding Royalties transferred to Purchaser, all Purchased Royalties held in trust pursuant to Section 5.4 that are transferred to Purchaser and all Australian Royalties transferred to Purchaser pursuant to Section 7.5(d).
     (b) After the Closing Date, Barrick shall be responsible for giving such notices to the applicable Operators and other Persons as Barrick may determine appropriate and as may be required by the terms of the Consideration Royalty Agreements relating to the Consideration Royalties of the transfer of the Consideration Royalties to Barrick (or its Affiliate), including instructions to such Operators to make payment to Barrick (or its Affiliate) of all amounts payable in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date.

5.8 Barrick Covenants
     (a) Barrick hereby covenants and agrees that prior to and following the Closing Date it shall promptly forward to Purchaser or otherwise notify Purchaser of any notices it or its Affiliates receive on or after the date hereof in respect of the Purchased Royalties or the Purchased Royalty Agreements relating thereto (excluding, for greater certainty, such notices that are delivered in respect of any TPPR Royalty that is transferred to a third party after the date of such transfer).
     (b) Barrick covenants and agrees that from and after the Closing Date (or other date of transfer), it shall, or its Affiliate(s) shall (in which case Barrick shall cause its Affiliate(s) to), as the case may be, execute such assignment or other agreements and applications as may be reasonably required to (i) permit the Consideration Royalties to be transferred to Barrick (or its Affiliate), and Barrick’s (or its Affiliate’s) interest in the Consideration Royalties to be registered by Barrick (or its Affiliate) to the greatest extent possible under Law, and (ii) permit the Purchased Royalties (other than the TPPR Royalties that are not transferred to Purchaser) to be transferred to Purchaser (or its Affiliate), and Purchaser’s (or its Affiliate’s) interest in the Purchased Royalties (other than the TPPR Royalties that are not transferred to Purchaser) to be registered by Purchaser (or its Affiliate) to the greatest extent possible under Law.
     (c) Barrick agrees that it shall provide Purchaser and its designated representatives with access to the Data Room and all Books and Records contained in the Data Room from the date hereof up to the Closing Date and that on the Closing Date or as promptly as possible thereafter, it shall deliver to Purchaser either physical or electronic copies (or originals to the extent they are in the possession or control of Barrick and reasonably available) of all Books and Records identified on Schedule Q (as updated pursuant to Section 7.3(e)) relating to the Transferable Royalties, in each case subject to any confidentiality obligations then applicable to Barrick or any of its Affiliates to any third party as disclosed on Schedule N. Barrick further agrees that it shall deliver to Purchaser either physical or electronic copies (or originals to the extent they are in the possession or control of Barrick and reasonably available) of all Books and Records identified on Schedule Q (as updated pursuant to Section 7.3(e)) relating to the TPPR Outstanding Royalties subsequently transferred to Purchaser in accordance with Section 7.5(a), the Purchased Royalties that are subject to Section 5.4 subsequently transferred to Purchaser in accordance with Section 7.5(c) and the Australian Royalties subsequently transferred to Purchaser in accordance with Section 7.5(d) on the applicable date such TPPR Outstanding Royalties, Purchased Royalties or Australian Royalties, as applicable, are transferred to Purchaser or as promptly as possible thereafter, subject to any confidentiality obligations then applicable to Barrick or any of its Affiliates to any third party as disclosed on Schedule N.
     (d) Barrick hereby covenants and agrees that prior to and after the Closing Date it shall, subject to any confidentiality obligations then applicable to Barrick or any of its Affiliates to any third party as disclosed on Schedule N, use commercially reasonable efforts to provide to Purchaser such information as Purchaser may reasonably request in order for Purchaser to prepare such pro forma and historical financial statements as may be required by applicable United States securities laws and Barrick shall ensure that such information provided to Purchaser is assembled in good faith based on Barrick’s internal records;

provided, however, Purchaser shall have sole responsibility for preparing any such pro forma and historical financial statements and for the contents thereof, including those portions based, directly or indirectly, in whole or in part, upon information provided by Barrick, and Purchaser shall indemnify and hold Barrick and its Affiliates harmless from and against any Losses suffered or incurred, arising directly or indirectly from or in connection with such pro forma and historical financial statements.
     (e) To the extent that Purchaser identifies that (i) the mining registry in a particular jurisdiction does not correctly reflect that the payor of a Purchased Royalty (other than a TPPR Royalty that is transferred to a third party) is the registered holder of all claims, concessions or tenements to which the Purchased Royalty applies, or that (ii) a deed of assumption assuming the Purchased Royalties should have been executed by the payor of a Purchased Royalty and registered and was not, Purchaser may request, and Barrick may, in its discretion, provide, assistance in connection with the procurement of such deeds of assumption and updating the records at such mining registry in accordance with applicable law; provided that Barrick shall have no liability for any actions taken or not taken by Barrick pursuant to this Section 5.8(e), for any failure to procure a deed of assumption or to update any records at any mining registry or for any failure to assist with any such procurement or updating.
5.9 Purchaser Covenants
     (a) Purchaser covenants and agrees that from and after the Closing Date (or other date of transfer), it shall, or its Affiliate(s) shall (in which case Purchaser shall cause its Affiliate(s) to), as the case may be, execute such assignment, termination or other agreements and applications as may be reasonably required to (i) permit the Purchased Royalties (other than TPPR Royalties that are not transferred to Purchaser) to be transferred to Purchaser (or its Affiliate), and Purchaser’s (or its Affiliate’s) interest in the Purchased Royalties (other than the TPPR Royalties that are not transferred to Purchaser) to be registered by Purchaser (or its Affiliate) to the greatest extent possible under Law, and (ii) permit the Consideration Royalties to be transferred to Barrick (or its Affiliate), and Barrick’s (or its Affiliate’s) interest in the Consideration Royalties to be registered by Barrick (or its Affiliate) to the greatest extent possible under Law.
     (b) Purchaser covenants and agrees that upon Closing all information provided by Purchaser to Barrick in respect of the Consideration Royalties and tenures relating to the Consideration Royalties, including the Books and Records relating thereto shall become the property of Barrick.
     (c) Purchaser covenants and agrees that prior to and following the Closing Date it shall promptly forward to Barrick any notices it or its Affiliates receive on or after the date hereof in respect of the Consideration Royalties or the Consideration Royalty Agreements relating thereto (other than notices provided to Purchaser by Barrick or its Affiliates).
5.10 FIRB Notice
          Purchaser shall, within ten Business Days after the date hereof, deliver to the Treasurer of the Commonwealth of Australia a written notice (“FIRB Notice”) in the prescribed form and in accordance with section 26A of the Foreign Acquisitions Act, and otherwise in accordance the provisions of the Foreign Acquisitions Act, in respect of the purchase and sale of the Australian Royalties in accordance with and subject to the terms and conditions of this Agreement. Purchaser shall further request in the FIRB Notice that the Treasurer provide written acknowledgement of the receipt of such FIRB Notice and, upon receipt by Purchaser of such acknowledgement, if any, promptly provide a copy of the same to Barrick. Barrick shall co-operate with Purchaser in connection with the preparation of the FIRB Notice, including promptly providing to Purchaser such information and copies of such documents relating to Barrick which Purchaser may reasonably request from time to time as are necessary and appropriate in order to prepare such FIRB Notice. Following delivery of the FIRB Notice, Purchaser shall keep Barrick apprised of all actions taken or to be taken and communications and correspondence between Purchaser and the Treasurer with respect thereto and provide Barrick with copies of any documentation provided to, or received from, the Treasurer of the Commonwealth of Australia and promptly provide to Barrick with any correspondence from, or on behalf of, the Treasurer of the Commonwealth of Australia evidencing the satisfaction or fulfilment of the FIRB Condition.
5.11 Mutual Covenants
          Except as otherwise provided in this Agreement or as otherwise agreed upon in writing by the parties, each party shall from the date of this Agreement up to the Closing Date use all reasonable efforts to ensure that the representations and warranties of such party in this Agreement are true and correct as of the Closing Date and that the covenants and conditions to be fulfilled by each such party pursuant to this Agreement are fulfilled on or prior to the Closing Date, and shall promptly inform the other party of any state of facts that will or is reasonably likely to result in any representation or warranty of such party being untrue or incorrect or in any covenant or condition being unfulfilled at Closing.
5.12 Performance by Affiliates
          To the extent any action or thing, or any document, instrument or other agreement to be executed or delivered, or any other payment, obligation or covenant to be fulfilled, observed or performed by either party pursuant to this Agreement or any other document, instrument or agreement contemplated hereunder, required to consummate the transactions contemplated hereunder would require an Affiliate of such party to do such action or thing, or execute and deliver such document, instrument or other agreement, or fulfill, observe or perform such other payment, obligation or covenant, each of the parties covenants and agrees to cause its Affiliate(s), as applicable, to do all such actions or things, execute and deliver all such documents, instruments and other agreements and to fulfill, observe and perform all such payments, obligations and covenants.
5.13 Books and Records
     (a) Purchaser agrees that, to the greatest extent possible, it shall provide Barrick and its designated representatives with access to any Books and Records and other information relating to the Consideration Royalties that Barrick may reasonably request from time to time from the date hereof up to the Closing Date and that at the Closing it shall deliver to Barrick all such Books and Records and other information relating to the Consideration Royalties (other than notices, correspondence, notes, written information, data and other documents provided to Purchaser by Barrick, its Affiliates or their predecessors in interest).
     (b) From the date hereof until the date that is 12 months after the Closing Date, Barrick shall provide (i) to Purchaser certain additional Books and Records relating to the Purchased Royalties identified by Barrick and (ii) to Purchaser and its designated representatives reasonable access that Purchaser may reasonably request from time to time to any Books and Records relating to the Purchased Royalties in the possession or control of Barrick (other than TPPR Royalties that are not transferred to Purchaser), and (after the Closing Date) Barrick shall provide to Purchaser copies (or originals to the extent they are in the possession or control of Barrick and reasonably available) of such Books and Records physically identified by Purchaser or its designated representatives during any access visit, in each case subject to any continuing confidentiality obligations then applicable to Barrick or any of its Affiliates to any third party as disclosed on Schedule N.
     (c) Purchaser and its Affiliates will retain all Books and Records provided by Barrick and its Affiliates, and provide Barrick and its designated representatives with access to any such Books and Records that Barrick may reasonably request from time to time for the purposes of investigating, responding to or defending against any Claim or any Liability alleged to have been retained by Barrick in respect of any Purchased Royalty.
5.14 Transfer of Certain TPPR Royalties
     (a) The parties acknowledge and agree that, in accordance with the terms and conditions of this Agreement, those TPPR Royalties in respect of which Third Party Purchase Rights are exercised and the TPPR Royalty is transferred to a third party shall not be transferred to Purchaser.
     (b) Notwithstanding any other provision of this Agreement, neither Barrick nor any of its Affiliates shall be under any obligation to transfer to Purchaser any TPPR Royalty in respect of which the applicable Third Party Purchase Rights have been exercised and such TPPR Royalty has been transferred to a third party and neither Barrick nor any of its Affiliates shall be under any obligation to take any action in connection with the transfer of any such TPPR Royalty to Purchaser, including obtaining any Third Party Consent in respect of such a transfer of such TPPR Royalty to Purchaser.
     (c) Notwithstanding any other provision of this Agreement, neither Purchaser nor any of its Affiliates shall take any action to transfer or facilitate the transfer of any TPPR Royalty to Purchaser, including providing any notice to any Operator, until such time as the applicable Third Party Purchase Rights are waived or have lapsed or are otherwise terminated.

ARTICLE 6
CONDITIONS OF CLOSING
6.1 Conditions of Closing in Favour of Barrick
          The obligation of Barrick to complete the transactions contemplated by this Agreement is subject to each of the following conditions for the exclusive benefit of Barrick, being fulfilled or performed at or prior to the Closing Date:
(a)	Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement (including the representations and warranties contained in Sections 3.1 and 3.2) shall be true and correct in all material respects on and as of the Closing Date (other than the representations and warranties which are qualified with reference to materiality, which representations and warranties shall be true and correct in all respects on and as of the Closing Date) with the same force and effect as though such representations and warranties had been made at and as of the Closing Date;

(b)	Covenants. All of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Purchaser on or before the Closing Date shall have been duly performed, observed or complied with by Purchaser;

(c)	No Orders or Proceedings. No injunction or restraining order or other decision, ruling or order of any Governmental Authority of competent jurisdiction being in effect which prohibits, restrains, materially limits or imposes material adverse conditions on, the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened and not resolved before any such Governmental Authority to restrain, prohibit, materially limit or impose material adverse conditions on such contemplated transactions;

(d)	Certificate of Purchaser. Purchaser shall have delivered to Barrick a certificate of Purchaser dated the Closing Date, executed by an authorized senior officer of Purchaser, certifying that the representations and warranties made by Purchaser in this Agreement are true and correct in all material respects as at the Closing Date (other than the representations and warranties which are qualified with reference to materiality, which representations and warranties shall be certified to be true and correct in all respects as at the Closing Date) and that all terms, covenants, obligations and conditions to be observed, performed or complied with by Purchaser on or before the Closing Date pursuant to the terms of this Agreement have been duly observed, performed or complied with by Purchaser;

(e)	Royalty Assignment Agreements. In respect of each of the Transferable Royalties, Purchaser shall have delivered to Barrick a duly executed Royalty Assignment Agreement (in the applicable form);

(f)	Assignment of Consideration Royalties. In respect of each of the Consideration Royalties, Purchaser shall have delivered to Barrick a duly executed original of each of the documents attached hereto as Schedule S;

(g)	Encumbrances. In respect of each of the Consideration Royalties, Purchaser shall have obtained a full discharge and release of all Encumbrances identified to be removed on Schedule M and shall deliver evidence satisfactory to Barrick, acting reasonably, of such discharge and release; and

(h)	Delivery of Other Documents. Purchaser shall have delivered all other necessary transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer the Consideration Royalties, including the Consideration Royalty Agreements, to Barrick or an Affiliate thereof as contemplated pursuant to this Agreement.
          In the event that any of the foregoing conditions is not performed, fulfilled or complied with at or before the Closing Date, Barrick may terminate this Agreement by written notice to Purchaser, in which event, subject to Section 11.10, this Agreement shall be terminated, Barrick shall be released from all obligations under this Agreement and Purchaser will also be so released unless (i) Purchaser was reasonably capable of causing such condition or conditions to be fulfilled or (ii) Purchaser has breached any of its covenants or obligations in or under this Agreement (in which case of clause (i) or clause (ii) Barrick shall be entitled to make a Claim for any Loss arising therefrom in accordance with Section 9.2). The foregoing conditions are for the exclusive benefit of Barrick and accordingly Barrick will be entitled to waive compliance with any such conditions if it sees fit to do so.
6.2 Conditions of Closing in Favour of Purchaser
          The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to each of the following terms and conditions for the exclusive benefit of Purchaser, being fulfilled or performed at or prior to the Closing Date:
(a)	Representations and Warranties. The representations and warranties of Barrick contained in this Agreement (including the representations and warranties contained in Sections 4.1 and 4.2, as qualified by Section 4.3) shall be true and correct in all material respects on and as of the Closing Date (other than the representations and warranties which are qualified with reference to materiality, which representations and warranties shall be true and correct in all respects on and as of the Closing Date) with the same force and effect as though such representations and warranties had been made at and as of the Closing Date;

(b)	Covenants. All of the terms, covenants, obligations and conditions of this Agreement to be performed, observed or complied with by Barrick on or before the Closing Date shall have been duly performed, observed or complied with by Barrick;

(c)	No Orders or Proceedings. No injunction or restraining order or other decision, ruling or order of any Governmental Authority of competent jurisdiction being in effect which prohibits, restrains, materially limits or imposes material adverse conditions on, the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened and not resolved before any such Governmental Authority to restrain, prohibit, materially limit or impose material adverse conditions on such contemplated transactions;

(d)	Certificate of Barrick. Barrick shall have delivered to Purchaser a certificate of Barrick dated the Closing Date, executed by an authorized senior officer of Barrick, certifying that the representations and warranties made by Barrick in this Agreement are true and correct in all material respects as at the Closing Date (other than the representations and warranties which are qualified with reference to materiality, which representations and warranties shall be certified to be true and correct in all respects as at the Closing Date) and that all terms, covenants, obligations and conditions to be observed, performed or complied with by Barrick on or before the Closing Date pursuant to the terms of this Agreement have been duly observed, performed or complied with by Barrick;

(e)	Royalty Assignment Agreements. In respect of each of the Transferable Royalties, Barrick shall have delivered to Purchaser a duly executed Royalty Assignment Agreement (in the applicable form) or, in the case of any Transferable Royalties for which a Third Party Consent has yet to be obtained, an executed declaration from Barrick that it is holding such Transferable Royalties in trust for Purchaser pursuant to and in accordance with Section 5.4;

(f)	Assignment of Consideration Royalties. In respect of each of the Consideration Royalties, Barrick shall have delivered to Purchaser a duly executed original of each of the documents attached hereto as Schedule S; and

(g)	Delivery of Other Documents. Barrick shall have delivered all other necessary transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer the Transferable Royalties, including the Purchased Royalty Agreements relating thereto, to Purchaser as contemplated pursuant to this Agreement.
          In the event that any of the foregoing conditions is not performed, fulfilled or complied with at or before the Closing Date, Purchaser may terminate this Agreement by written notice to Barrick, in which event, subject to Section 11.10, this Agreement shall be terminated, Purchaser shall be released from all obligations under this Agreement and Barrick will also be so released unless (i) Barrick was reasonably capable of causing such condition or conditions to be fulfilled or (ii) Barrick has breached any of its covenants or obligations in or under this Agreement (in which case of clause (i) or clause (ii) Purchaser shall be entitled to make a Claim for any Loss arising therefrom in accordance with Section 9.3). The foregoing conditions are for the exclusive benefit of Purchaser and accordingly Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so.

ARTICLE 7
CLOSING ARRANGEMENTS
7.1 Date and Place of Closing
          Subject to Article 6, the closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on October 1, 2008 or on such other date as may be mutually agreed upon in writing by the parties (the “Closing Date”). The Closing shall take place in the offices of Davies Ward Phillips & Vineberg LLP at Suite 4400, 1 First Canadian Place, Toronto, Ontario at 8:30 a.m. (Toronto time) or at such other locations or times as may be agreed upon by the parties.
7.2 Purchaser’s Closing Deliveries
          At the Closing, Purchaser shall deliver the following to Barrick:
(a)	the Purchase Price paid and satisfied in accordance with Section 2.4(b) hereof;

(b)	certified copies of resolutions of the directors of Purchaser approving the transactions contemplated by this Agreement and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by Purchaser pursuant to this Agreement and the performance by Purchaser of its rights and obligations thereunder;

(c)	in respect of each of the Transferable Royalties (other than any Australian Royalties if there is an Unsatisfied FIRB Condition and any Transferable Royalties for which a Third Party Consent has yet to be obtained), an executed Royalty Assignment Agreement (in the applicable form);

(d)	in respect of each of the Consideration Royalties, a duly executed original of each of the documents attached hereto as Schedule S;

(e)	all Books and Records relating to the Consideration Royalties (other than notices, correspondence, notes, written information, data and other documents provided to Purchaser by Barrick, its Affiliates or their predecessors in interest);

(f)	copies of all Third Party Consents received in connection with the Consideration Royalties;

(g)	unless there is an Unsatisfied FIRB Condition, evidence to Barrick acting reasonably that the FIRB Condition has been satisfied or fulfilled;

(h)	a certificate of Purchaser pursuant to and in accordance with Section 6.1(d);

(i)	a FIRPTA certificate in form and substance reasonably satisfactory to Barrick to the effect that Purchaser and/or each of its Affiliates that is transferring a Consideration Royalty relating to property located in the United States is not a

“foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986; and

(j)	such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer the Consideration Royalties, including the Consideration Royalty Agreements, to Barrick or an Affiliate thereof.
7.3 Barrick’s Closing Deliveries
          At the Closing Barrick shall deliver the following to Purchaser:
(a)	the Consideration Price paid and satisfied in accordance with Section 2.4(a) hereof;

(b)	in respect of each of the Transferable Royalties, an executed Royalty Assignment Agreement (in the applicable form), or in the case of any Transferable Royalties for which a Third Party Consent has yet to be obtained, an executed declaration from Barrick that it is holding such Purchased Royalties in trust for Purchaser pursuant to and in accordance with Section 5.4; provided that if there is an Unsatisfied FIRB Condition, no Australian Royalties shall be transferred on the Closing Date or held in trust after the Closing Date except as provided in Section 7.5(d);

(c)	the TPPR Payment Amount for each TPPR Sold Royalty (without interest) (other than any Australian Royalties if there is an Unsatisfied FIRB Condition);

(d)	in respect of each of the Consideration Royalties, a duly executed original of each of the documents attached hereto as Schedule S;

(e)	an update to Schedule Q to this Agreement identifying all of the additional Books and Records provided to Purchaser following the date hereof and prior to the Closing Date (which, for greater certainty and as provided in Section 4.3, will update the Schedule Q attached to this Agreement after the Closing Date, including for all purposes relating to any claim for indemnification, but will not update Schedule Q for purposes of determining whether the closing conditions in Section 6.2 are satisfied as of the Closing Date);

(f)	copies of any Third Party Consents received in connection with the Transferable Royalties (other than any Australian Royalties if there is an Unsatisfied FIRB Condition);

(g)	a certificate of Barrick pursuant to and in accordance with Section 6.2(d);

(h)	a FIRPTA certificate in form and substance reasonably satisfactory to Purchaser to the effect that Barrick and/or each of its Affiliates that is transferring a Purchased Royalty relating to property located in the United States is not a

“foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986; and

(i)	such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer the Transferable Royalties (other than any Australian Royalties if there is an Unsatisfied FIRB Condition), including the Purchased Royalty Agreements relating thereto, to Purchaser.
7.4 Concurrent Delivery
          It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents by any party to the other party pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.
7.5 Post-Closing Deliveries and Payments
       (a) From time to time, with respect to TPPR Outstanding Royalties where the applicable Third Party Purchase Rights are waived, lapse or are otherwise terminated on or after the Closing Date (subject to Section 7.5(d) in respect of any such TPPR Outstanding Royalties that are Australian Royalties if the FIRB Transfer Date has not occurred), within 30 days after such waiver, lapse or termination, or on such later date as may be instructed by Purchaser pursuant to Section 5.5:
(i)	Barrick shall deliver (or cause to be delivered) to Purchaser:
(A)	an executed Royalty Assignment Agreement (in the applicable form), or in the case of any such TPPR Outstanding Royalties for which a Third Party Consent has yet to be obtained, an executed declaration from Barrick that it is holding such TPPR Outstanding Royalties in trust for Purchaser pursuant to and in accordance with Section 5.4;

(B)	such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer such TPPR Outstanding Royalties, including the Purchased Royalty Agreements relating thereto, to Purchaser; and

(C)	copies of all Third Party Consents received in connection with such TPPR Outstanding Royalties; and
(ii)	Purchaser shall deliver to Barrick an executed Royalty Assignment Agreement (in the applicable form) with respect to such TPPR Outstanding Royalties, other than such TPPR Outstanding Royalties for which a Third Party Consent has yet to be obtained.

     (b) From time to time, with respect to TPPR Outstanding Royalties where the applicable Third Party Purchase Rights are exercised and the TPPR Royalty is transferred to a third party pursuant to the applicable Third Party Purchase Rights on or after the Closing Date (subject to Section 7.5(d) in respect of any such TPPR Outstanding Royalties that are Australian Royalties if the FIRB Transfer Date has not occurred), within 30 days after completion of such transfer, Barrick shall deliver (or cause to be delivered) to Purchaser the TPPR Payment Amount for such TPPR Outstanding Royalty, with interest from the Closing Date to the date of payment at Barrick’s cost of borrowing.
     (c) From time to time, with respect to Purchased Royalties that are subject to Section 5.4 where the applicable Third Party Consent is obtained on or after the Closing Date (subject to Section 7.5(d) in respect of any such Purchased Royalties that are Australian Royalties if the FIRB Transfer Date has not occurred), within 30 days after such consent:
(i)	Barrick shall deliver (or cause to be delivered) to Purchaser:
(A)	an executed Royalty Assignment Agreement (in the applicable form) with respect to such Purchased Royalties;

(B)	such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer such Purchased Royalties, including the Purchased Royalty Agreements relating thereto, to Purchaser; and

(C)	copies of all Third Party Consents received in connection with such Transferable Royalties; and
(ii)	Purchaser shall deliver to Barrick an executed Royalty Assignment Agreement (in the applicable form) with respect to such Purchased Royalties.
     (d) Notwithstanding any other provision of this Agreement, in no circumstances shall any Australian Royalties be transferred or held in trust for Purchaser (or any of its Affiliates) until the FIRB Transfer Date nor will any gross proceeds from the transfer of any Australian Royalty to any third party holding Third Party Purchase Rights be paid to Purchaser (or any of its Affiliates) until the FIRB Transfer Date. Subject to Section 7.5(e), if there is an Unsatisfied FIRB Condition, within 30 days after receipt by Barrick from Purchaser of evidence to Barrick acting reasonably of the satisfaction or fulfillment of the FIRB Condition:
(i)	Barrick shall deliver (or cause to be delivered) to Purchaser:
(A)	an executed Royalty Assignment Agreement (in the applicable form) with respect to the Australian Royalties, other than Australian Royalties that are subject to a Third Party Purchase Right where (I) on or before the FIRB Transfer Date, the Third Party Purchase Rights have been exercised and the Australian Royalty transferred to a third party in accordance with such Third Party Purchase Rights, or (II) such Third Party Purchase Rights have not been waived, lapse or otherwise terminated on or before the FIRB Transfer Date, which shall be dealt with in accordance with Section 7.5(a) from and after the FIRB Transfer Date, (the “Australian Transferable Royalties”), or in the case of any such Australian Transferable Royalties for which a Third Party Consent has yet to be obtained, an executed declaration from Barrick that it is holding such Australian Transferable Royalties in trust for Purchaser pursuant to and in accordance with Section 5.4;

(B)	such other transfers, assignments and other documentation in form and substance agreed to by the parties, acting reasonably, required to transfer the Australian Transferable Royalties, including the Purchased Royalty Agreements relating thereto, to Purchaser;

(C)	in respect of any Australian Royalties that are subject to a Third Party Purchase Right where on or before the FIRB Transfer Date, the Third Party Purchase Rights have been exercised and the Australian Royalty transferred to a third party pursuant to such Third Party Purchase Rights, the TPPR Payment Amount for each Australian Royalty, with interest from the Closing Date to the FIRB Transfer Date at Barrick’s cost of borrowing;

(D)	all amounts required to be paid on the FIRB Transfer Date pursuant to Section 7.6(c);

(E)	copies of all Third Party Consents received in connection with the Australian Transferable Royalties; and
(ii)	Purchaser shall deliver to Barrick an executed Royalty Assignment Agreement (in the applicable form) with respect to such Australian Transferable Royalties, other than such Australian Transferable Royalties for which a Third Party Consent has yet to be obtained.
     (e) If the FIRB Condition is not satisfied by the date that is three months after the Closing Date, no Australian Royalties shall be transferred to or held in trust for Purchaser, in which case:
(i)	the transfers contemplated by Section 7.5(d) shall not occur;

(ii)	within five Business Days of such three-month anniversary of the Closing Date, Barrick shall pay to Purchaser in cash the aggregate amount allocated to the Australian Royalties pursuant to Schedule D, plus interest from the Closing Date to such payment date at Barrick’s cost of borrowing; and

(iii)	no payments shall be made by Barrick to Purchaser pursuant to Section 7.6 in respect of the Australian Royalties, no Liabilities shall be assumed by Purchaser pursuant to Article 8 in respect of the Australian

Royalties and no Claims shall be made by Purchaser in respect of the Australian Royalties.
7.6 Payments Received on Purchased Royalties
     (a) Subject to Section 7.6(c), the parties agree that amounts paid in respect of the Purchased Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date (regardless of when such amounts are actually received) shall be for the account of Purchaser. Barrick agrees that it will pay (or cause its Affiliate to pay) to Purchaser any such amounts that are received by Barrick or its Affiliates, which payment shall be made, without interest, from time to time no later than 30 days after receipt of such amounts by Barrick or its Affiliate.
     (b) The parties agree that amounts paid in respect of the Purchased Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring prior to the Closing Date (including amounts paid in respect of any underpayments that occurred during such period that are subsequently identified) (regardless of when such amounts are actually received) shall be for the account of Barrick (or its Affiliate). Purchaser agrees that it will pay to Barrick (or its Affiliate) any such amounts that are received by Purchaser or its Affiliates, which payment shall be made, without interest, from time to time no later than 30 days after receipt of such amounts by Purchaser or its Affiliate.
     (c) With respect to the Australian Royalties, the parties agree that no payments shall be made by Barrick or any of its Affiliates pursuant to Section 7.6(a) prior to the FIRB Transfer Date. Until the FIRB Transfer Date, all amounts paid in respect of the Australian Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date (regardless of when such amounts are actually received) shall be held by Barrick or its Affiliate for the account of Purchaser, and shall be paid to Purchaser, without interest, on or before the later of (i) the FIRB Transfer Date, and (ii) 30 days after receipt of such amounts by Barrick or its Affiliate.
     (d) To the extent that any overpayment occurred in respect of the Purchased Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties prior to the Closing Date, such overpayment shall be for Barrick’s account, and Barrick shall reimburse Purchaser for any such overpayment to the extent that the applicable Operator reduces subsequent payments to Purchaser or its Affiliate as a result of such historical overpayment.
7.7 Payments Received on Consideration Royalties
     (a) The parties agree that amounts paid in respect of the Consideration Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date (regardless of when such amounts are actually received) shall be for the account of Barrick. Purchaser agrees that it will pay (or cause its Affiliate to pay) to Barrick, or as Barrick otherwise directs, any such amounts that are received by Purchaser or its Affiliates, which payment shall be made, without interest, from time to time no later than 30 days after receipt of such amounts by Purchaser or its Affiliate.

     (b) The parties agree that amounts paid in respect of the Consideration Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring prior to the Closing Date (including amounts paid in respect of any underpayments that occurred during such period that are subsequently identified) (regardless of when such amounts are actually received) shall be for the account of Purchaser (or its Affiliate), and Barrick (or its Affiliate) shall make such payments, without interest, in accordance with the terms of the applicable Consideration Royalty Agreement.
     (c) To the extent that any overpayment occurred in respect of the Consideration Royalties in respect of, as applicable, production and/or operations at the underlying Mineral Properties prior to the Closing Date, such overpayment shall be for Purchaser’s account, and Purchaser shall reimburse Barrick for any such overpayment promptly after receiving notice thereof.
7.8 Further Assurances
          Each party to this Agreement covenants and agrees that, from time to time subsequent to the date hereof, such party will, at the request and expense of the requesting party, execute and deliver all such documents, instruments and agreements, including all such conveyances, transfers, consents, assumption documents and other assurances and do all such other acts and things as the other party hereto, acting reasonably, may from time to time request be executed or done in order to better evidence or perfect or effectuate any provision of this Agreement or of any agreement or other document executed pursuant to this Agreement or any of the respective obligations intended to be created hereby or thereby.
ARTICLE 8
RESPONSIBILITY FOR OBLIGATIONS AND LIABILITIES
8.1 Assumption and Retention of Liabilities
     (a) Assumption and Retention of Liabilities by Purchaser:
          (i) Purchased Royalties. From and after the Closing, Purchaser shall assume and be responsible for the satisfaction, discharge, fulfillment, observance, performance and payment of all Liabilities whatsoever in respect of, or arising out of the ownership of, the Purchased Royalties on or after the Closing Date and the Purchased Royalty Agreements on or after the Closing Date (other than the Barrick Retained Liabilities) except (x) as may be reasonably necessary for Barrick to observe any Third Party Purchase Right requirements of each Purchased Royalty Agreement, (y) Liabilities arising out of the ownership of TPPR Sold Royalties, and (z) Liabilities arising out of the ownership of TPPR Outstanding Royalties if the applicable Third Party Purchase Rights are exercised as contemplated by Section 7.5(c).
          (ii) Consideration Royalties. At all times, including from and after the Closing, Purchaser or its Affiliates shall retain, pay and discharge as and when due and be responsible for all Liabilities, if any, in respect of, or arising out of (x) ownership of the Consideration Royalties and Consideration Royalty Agreements by Purchaser, its Affiliates or their predecessors in interest prior to the Closing Date, or (y) ownership of the Mineral Properties at any time subject to the Consideration Royalties, including any fixtures and improvements situated thereon, by Purchaser, its Affiliates or their predecessors in interest, and the conduct by Purchaser, its Affiliates or their predecessors in interest of any activity or operation thereon (the “Purchaser Retained Liabilities”).
     (b) Assumption and Retention of Liabilities by Barrick:
          (i) Purchased Royalties. At all times, including from and after the Closing, Barrick or its Affiliates shall retain, pay and discharge as and when due and be responsible for all Liabilities, if any, in respect of, or arising out of (x) ownership of the Purchased Royalties and Purchased Royalty Agreements by Barrick, its Affiliates or their predecessors in interest prior to the Closing Date, or (y) ownership of the Mineral Properties at any time subject to the Purchased Royalties, including any fixtures and improvements situated thereon, by Barrick, its Affiliates or their predecessors in interest, and the conduct by Barrick, its Affiliates or their predecessors in interest of any activity or operation thereon (the “Barrick Retained Liabilities”).
          (ii) Consideration Royalties. From and after the Closing, Barrick shall assume and be responsible for the satisfaction, discharge, fulfillment, observance, performance and payment of all Liabilities whatsoever in respect of, or arising out of the ownership of, the Consideration Royalties on or after the Closing Date and the Consideration Royalty Agreements on or after the Closing Date (other than the Purchaser Retained Liabilities).
8.2 Payment of Taxes on Sale and Transfer
          Purchaser shall be responsible for and shall pay when due any excise taxes (goods and services taxes), stamp duties and similar taxes (but not income taxes of Barrick) and any registration fees payable in respect of the sale and transfer of the Purchased Royalties to Purchaser. Barrick shall be responsible for and shall pay when due any excise taxes (goods and services taxes), stamp duties and similar taxes (but not income taxes of Purchaser) and any registration fees payable in respect of the sale and transfer of the Consideration Royalties to Barrick.
ARTICLE 9
SURVIVAL OF REPRESENTATIONS AND INDEMNIFICATION
9.1 Survival
          The representations, warranties, covenants and obligations of (i) Purchaser in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.1(d)), and (ii) Barrick in or under this Agreement and in or under any documents, instruments and agreements delivered pursuant to this Agreement (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)), shall survive the Closing and shall continue in full force and effect for a period of eighteen months from the Closing Date, except that:
(a)	such representations, warranties, covenants and obligations shall not terminate with respect to any item as to which an Indemnified Party has, prior to the expiration of such period, previously made a Claim against the Indemnifying Party by delivering written notice in accordance with Section 9.7; and

(b)	the covenants and obligations of Purchaser and Barrick, as applicable, in or under each of Sections 5.1, 5.3(c), 5.3(d), 5.4, 5.7, 5.13(c), 7.5, 7.6, 7.7 and 7.8 and pursuant to Article 8 and Article 9 of this Agreement shall survive the Closing and shall continue in full force and effect until such covenants and obligations have been performed or satisfied in accordance with the terms thereof.
9.2 Indemnification by Purchaser
          Subject to Section 9.4, Purchaser agrees to indemnify and save harmless Barrick from and against all Losses suffered or incurred by Barrick or its Affiliates as a result of or arising directly or indirectly out of or in connection with:
(a)	any breach by Purchaser or any misrepresentation or inaccuracy of any representation or warranty of Purchaser contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto (including the certificate delivered pursuant to Section 6.1(d)) (provided that Purchaser shall not be required to indemnify or save harmless Barrick in respect of any breach or inaccuracy of any representation or warranty unless Barrick shall have provided notice to Purchaser in accordance with Section 9.7 on or prior to the expiration of the applicable time period related to such representation and warranty);

(b)	any breach or non-performance by Purchaser of any covenant or obligation to be performed by Purchaser which is contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto (provided that Purchaser shall not be required to indemnify or save harmless Barrick in respect of any breach or non-performance of any covenant or obligation unless Barrick shall have provided notice to Purchaser in accordance with Section 9.7 on or prior to the expiration of any applicable time period related to such covenant or obligation);

(c)	all actions taken or not taken by Barrick or its Affiliates with respect to any Third Party Purchase Rights that are not Independent Actions (regardless of whether such Losses are suffered or incurred prior to or after the time that the TPPR Royalty is transferred to Purchaser or its Affiliate or to another Person, as the case may be, and regardless of whether such Losses are suffered or incurred prior to or after the time that Barrick takes any Independent Action) and for purposes of greater certainty, Purchaser shall not be obligated to indemnify Barrick for Losses suffered or incurred by Barrick or its Affiliates as a result of or arising directly or indirectly out of or in connection with actions taken or not taken by Barrick or its Affiliates that were Independent Actions;

(d)	any action taken or not taken at or after the Closing in respect of any Purchased Royalties, Purchased Royalty Agreements or Split Contract held, in whole or in part, for the benefit of Purchaser pursuant to Section 5.4 of this Agreement, other than (i) any action taken or not taken at or after the Closing by Barrick or its Affiliates in respect of any Split Contract pursuant to Section 5.4(b) in respect of ongoing rights and obligations of Barrick or its Affiliates that are not related to a Purchased Royalty, (ii) any action taken or not taken that conflicts with directions given to Barrick by Purchaser, which directions do not conflict with the terms of the applicable Purchased Royalty, Purchased Royalty Agreement or Split Contract, or (iii) Losses suffered or incurred by Purchaser or its Affiliates as a direct result of the gross negligence or wilful misconduct of Barrick or its Affiliates; and

(e)	any failure of Purchaser or its Affiliates to perform or pay any of the Liabilities referred to in Section 8.1(a) and for which Purchaser or its Affiliates is responsible in this Agreement.
9.3 Indemnification by Barrick
          Subject to Sections 9.4 and 9.5, Barrick agrees to indemnify and save harmless Purchaser from and against all Losses suffered or incurred by Purchaser or its Affiliates as a result of or arising directly or indirectly out of or in connection with:
(a)	any breach by Barrick or any misrepresentation or inaccuracy of any representation or warranty of Barrick contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)) (provided that Barrick shall not be required to indemnify or save harmless Purchaser in respect of any breach or inaccuracy of any representation or warranty unless Purchaser shall have provided notice to Barrick in accordance with Section 9.7 on or prior to the expiration of the applicable time period related to such representation and warranty);

(b)	any breach or non-performance by Barrick of any covenant or obligation to be performed by Barrick which is contained in this Agreement or in any document, instrument or agreement delivered pursuant hereto (provided that Barrick shall not be required to indemnify or save harmless Purchaser in respect of any breach or non-performance of any covenant or obligation unless Purchaser shall have provided notice to Barrick in accordance with Section 9.7 on or prior to the expiration of any applicable time period related to such covenant or obligation); and

(c)	any failure of Barrick or its Affiliates to perform or pay any of the Liabilities referred to in Section 8.1(b) and for which Barrick or its Affiliates is responsible in this Agreement.

9.4 Limitation on Claims for Indemnification
(a)	Within the applicable time period as specified in Section 9.1:
(i)	Barrick shall be entitled to make a Claim against Purchaser in respect of the breach, misrepresentation or inaccuracy of any warranty or representation or the breach or non-performance of any covenant or obligation of Purchaser, in each case in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.1(d)), only if:
(A)	written notice of any such Claim is given by or on behalf of Barrick to Purchaser in accordance with Section 9.7;

(B)	the amount of the Claim, excluding interest and costs, exceeds the greater of (x) $250,000, and (y) 5% of the amount of the Consideration Price allocated to the Consideration Royalty to which the Claim relates in Schedule C hereto; and

(C)	the aggregate amount of all indemnification Claims by Barrick pursuant to this Agreement meeting the criteria in clause (A) and clause (B) above, excluding interest and costs, exceeds $1,000,000;
provided that Purchaser’s liability to Barrick shall be for the entire aggregate amount of such Claim and not only for amounts in excess of the said minimum amount in clause (B) above or said minimum aggregate amount in clause (C) above, and the total liability, including interest and costs, of Purchaser in respect of all indemnification Claims pursuant to this Agreement shall not exceed the Consideration Price.
(ii)	Purchaser shall be entitled to make a Claim against Barrick in respect of the breach, misrepresentation or inaccuracy of any warranty or representation or the breach or non-performance of any covenant or obligation of Barrick, in each case in or under this Agreement or in or under any document, instrument or agreement delivered pursuant to this Agreement (including the representations and warranties set forth in the certificate delivered pursuant to Section 6.2(d)), only if:
(A)	written notice of any such Claim is given by or on behalf of Purchaser to Barrick in accordance with Section 9.7;

(B)	the amount of the Claim, excluding interest and costs, exceeds the greater of (x) $250,000, and (y) 5% of the amount of the Purchase Price allocated to the Purchased Royalty to which the Claim relates in Schedule D hereto; and

(C)	the aggregate amount of all indemnification Claims by Purchaser pursuant to this Agreement meeting the criteria in clause (A) and clause (B) above, excluding interest and costs, exceeds $1,000,000;
provided that Barrick’s liability to Purchaser shall be for the entire aggregate amount of such Claim and not only for amounts in excess of the said minimum amount in clause (B) above or said minimum aggregate amount in clause (C) above, and (x) the total liability, including interest and costs, of Barrick in respect of all indemnification Claims relating to a particular Purchased Royalty shall not exceed the amount of the Purchase Price allocated to such Purchased Royalty in Schedule D hereto, and (y) in no event shall the aggregate liability of Barrick in respect of all indemnification Claims pursuant to this Agreement, including interest and costs, exceed the amount of the Purchase Price (less amounts paid to Purchaser pursuant to Section 7.3(c), Section 7.5(b) and Section 7.5(e)).
     (b) For greater certainty, the limitations described in Section 9.4(a) shall not apply to Claims for Losses described in Sections 9.2(c), 9.2(d), 9.2(e) or 9.3(c).
9.5 Barrick Buy-Back Option
     (a) Notwithstanding any other provision of this Agreement, in the event Purchaser notifies Barrick of any Claim for indemnification in respect of any Purchased Royalty, Barrick shall have the right, at its sole election and in lieu of resolving such Claim (and any other outstanding Claims in respect of such Purchased Royalty) with Purchaser (or its Affiliate(s)) or indemnifying Purchaser (or its Affiliate(s)) for any Losses suffered in respect of such Claim, to repurchase such Purchased Royalty for an amount equal to the amount of the Purchase Price allocated to the Purchased Royalty in Schedule D less (i) any amounts paid to Purchaser (or any Affiliate thereof) in respect of any other Claims brought in respect of such Purchased Royalty and (ii) any amounts received by Purchaser (or any Affiliate thereof) in respect of such Purchased Royalty in respect of, as applicable, production and/or operations at the underlying Mineral Properties occurring on or after the Closing Date.
     (b) In the event Barrick elects to exercise its right pursuant to Section 9.5(a), Barrick shall deliver to Purchaser written notice of such election at any time before the Claim is fully and finally resolved (the “Buy-Back Notice”). Within 30 days of receipt of such Buy-Back Notice, Purchaser (or its Affiliate) shall deliver to Barrick a duly executed Royalty Assignment Agreement (in the applicable form) transferring such Purchased Royalty to Barrick (or its designated Affiliate), together with such other documents or instruments as may be necessary or desirable to effect, record or register such transfer, along with a duly executed release, in form and substance satisfactory to Barrick, acting reasonably, releasing and discharging Barrick and its Affiliates from and against any and all Claims whatsoever in respect of such Purchased Royalty. As a condition to any transfer set forth in this Section 9.5(b), Barrick and its designated Affiliate shall execute and deliver to Purchaser (or its Affiliate) an assumption agreement, in form and substance satisfactory to Purchaser, acting reasonably, assuming any Third Party Claim whatsoever in respect of such Purchased Royalty.

     (c) If Purchaser or any of its Affiliates transfers, directly or indirectly, all or any portion of a Purchased Royalty, then (i) all outstanding Claims made by Purchaser in respect of such Purchased Royalty shall automatically and without any further action by any Person terminate and be fully and finally released and Barrick shall not be required to make any payment to Purchaser or any other Person in respect of any such Claim, (ii) Purchaser shall not be entitled to make any Claims in respect of such Purchased Royalty, and (iii) the repurchase right contained in this Section 9.5 shall terminate in respect of such Purchased Royalty.
     (d) Section 9.5(c) shall not apply to (i) a transfer of a Purchased Royalty from Purchaser or one of its Affiliates to Purchaser or one of its Affiliates (but Section 9.5(c) shall apply to any transfer of any direct or indirect interest in an Affiliate of Purchaser that holds an interest in a Purchased Royalty where such transfer results in such Affiliate no longer being an Affiliate of Purchaser or Purchaser no longer having a majority of the economic interest in such Affiliate), (ii) any merger of Purchaser with or into any other entity, any consolidation of Purchaser with or into any other entity, or any sale of all or substantially all of the assets of Purchaser, or (iii) any grant of a security interest in, or a lien on, any Purchased Royalty (but Section 9.5(c) shall apply to any subsequent transfer of a Purchased Royalty to the holder of such security interest or lien).
9.6 No Special Damages
          IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, OR EXEMPLARY OR CONSEQUENTIAL DAMAGES, INCLUDING ANY LIABILITY RELATING TO LOSS OF PROFIT, LOSS OF GOODWILL OR LOSS OF OPPORTUNITY OR OTHER SIMILAR DAMAGES ARISING OUT OF THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT DELIVERED PURSUANT TO THIS AGREEMENT.
9.7 Notice of Claim
          In the event that a party (the “Indemnified Party”) shall become aware of any Proceeding or other matter (a “Claim”) in respect of which the other party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a third party Person (a “Third Party”) against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available) the factual basis for the Claim and the amount of the Claim, if known.
          If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party’s failure to give such notice on a timely basis.

9.8 Direct Claims
          With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have 60 days to make such investigation of the Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or prior to the expiration of such 60-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall, subject to Section 9.4, immediately pay to the Indemnified Party the full agreed upon amount of the Claim.
9.9 Third Party Claims
          With respect to any Third Party Claim in respect of which, subject to Section 9.4, the Indemnifying Party is or may be obligated under or arising out of this Agreement to indemnify, pay damages to or otherwise compensate the Indemnified Party, the following provisions shall apply.
          The Indemnified Party shall promptly give written notice to the Indemnifying Party of any Third Party Claim in respect of which the Indemnified Party intends to claim for indemnification against the Indemnifying Party. The Indemnifying Party shall, at its own expense, assume control of the negotiation, settlement and defense of such Third Party Claim. The Indemnified Party shall co-operate with the Indemnifying Party in respect of such Third Party Claim and the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s reasonable out-of-pocket expenses as a result of the Indemnifying Party’s assumption of control of such Third Party Claim and arising from the Indemnified Party’s co-operation.
          The Indemnified Party shall have the right to participate in the negotiation, settlement and defense of such Third Party Claim at its own expense, provided that the fees and disbursements of the Indemnified Party’s counsel shall be paid by the Indemnifying Party if the named parties to any action or proceeding include both the Indemnifying Party and the Indemnified Party and the representation of both of them by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences), and the Indemnified Party will have the right to disagree on reasonable grounds with the selection and retention of counsel by the Indemnifying Party, in which case counsel satisfactory to the Indemnifying Party and the Indemnified Party shall be retained by the Indemnifying Party. If the Indemnifying Party fails to defend any Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume control of the Third Party Claim at the expense of the Indemnifying Party and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.
          The following provisions shall also apply with respect to Third Party Claims:
(a)	In the event that any Third Party Claim is of a nature such that the Indemnified Party is legally bound or required by applicable Law to make a payment to any

Third Party with respect to such Third Party Claim before the completion of settlement negotiations or related legal proceedings, including the posting of any security to stay any process of execution or judgment, the Indemnifying Party shall be obligated to make such payment or post security therefor on behalf of the Indemnified Party. If the Indemnifying Party fails to do so, the Indemnified Party may make such payment or post security therefor and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for any such payment or cause the security to be replaced and released. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such a payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party, the Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party.

(b)	Except in the circumstance contemplated by Section 9.9(a) above, and unless the Indemnifying Party fails to assume control of the negotiation, settlement and defense of any Third Party Claim, the Indemnified Party shall not negotiate, settle, compromise or pay any Third Party Claim except with the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

(c)	The Indemnifying Party shall not settle any Third Party Claim for an amount in excess of the Indemnifying Party’s maximum indemnification obligation in respect thereof pursuant to this Article 9 without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed).

(d)	The Indemnifying Party shall not settle any Third Party Claim for an amount in equal to or less than the Indemnifying Party’s maximum indemnification obligation in respect thereof pursuant to this Article 9 without the prior written consent of the Indemnified Party (not to be unreasonably withheld or delayed); provided, however, that the liability of the Indemnifying Party in respect of such Third Party Claim shall be limited to the proposed settlement amount if any such consent is not obtained for any reason.

(e)	The Indemnified Party shall not permit any right of appeal in respect of any Third Party Claim to terminate without giving the Indemnifying Party notice thereof and an opportunity to contest such Third Party Claim.

(f)	The Indemnified Party and the Indemnifying Party shall co-operate fully with each other with respect to Third Party Claims, shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available) and shall each designate a senior officer who will keep himself or herself informed about and be prepared to discuss the Third Party Claim with his or her counterpart and with counsel at all reasonable times.

(g)	Notwithstanding the above provisions of this Section 9.9, the Indemnifying Party shall not settle any Third Party Claim or conduct any related legal or administrative proceeding in a manner which would, in the opinion of the Indemnified Party, acting reasonably, have a material adverse impact on the Indemnified Party.
          The provisions of this Section 9.9 are intended to set out the procedures to be followed with respect to a Third Party Claim and, provided the Indemnified Party follows such procedures in all material respects, nothing contained in this Section 9.9 shall derogate from the Indemnifying Party’s obligations to indemnify the Indemnified Party.
9.10 Exclusivity
          The provisions of this Article 9 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant hereto (other than a claim for specific performance, injunctive relief or other equitable remedies) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 9, except in the case of fraud or wilful misconduct by any party.
ARTICLE 10
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ARTICLE 11
MISCELLANEOUS
11.1 Legal and Other Fees and Expenses
          Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Transaction and other matters pertaining hereto.
11.2 Notices
          (a) Any notice, request, demand or other communication required or permitted to be given by any party to another pursuant to this Agreement shall be in writing and shall be delivered in person, transmitted by facsimile, sent by reliable overnight courier for next Business Day delivery or sent by prepaid registered mail, addressed as follows:
(i)	if to Barrick:
Barrick Gold Corporation
Brookfield Place, TD Canada Trust Tower
Suite 3700, 161 Bay Street
Toronto, ON M5J 2S1
Attention:       General Counsel
Facsimile:       (416) 861-9717

(ii)	if to Purchaser:
Royal Gold, Inc.
1660 Wynkoop Street, Suite 1000
Denver, CO 80202
Attention:       President and Chief Executive Officer
Facsimile:       (303) 595-9385
with a copy to:
Hogan & Hartson L.L.P.
One Tabor Center
1200 Seventeenth Street, Suite 1500
Denver, CO 80202
Attention:       Paul Hilton, Esq.
Facsimile:       (303) 899-7333
     (b) Any such notice or other communication shall be deemed to have been given and received on the day on which it was personally delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day), if sent by reliable overnight courier for next Business Day delivery, on the next Business Day following the date of deposit, or, if mailed, on the third Business Day following the date of mailing; provided, however, that if at the time of mailing or within three Business Days thereafter there is or occurs a labour dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.
          Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 11.2.
11.3 Time of the Essence
          Time shall be of the essence of this Agreement.
11.4 Brokers’ Fees and Commissions
          Each of the parties acknowledges, agrees and represents and warrants to the other party that it has not engaged any broker, agent or other intermediary to act on its behalf on connection with the transactions contemplated by this Agreement and that it is not aware of any current or possible future claim for any brokerage, agency or finder’s fee or commission in connection with the transactions contemplated by this Agreement and that if any such claim should arise through, or under, or by virtue of any action taken by any party, such party shall indemnify and hold harmless the others in respect thereof.

11.5 Entire Agreement
          This Agreement, together with each Royalty Assignment Agreement, constitutes the entire agreement between Barrick and Purchaser pertaining to the subject matter hereof and supersedes all prior agreements, undertakings, understandings, negotiations and discussions, whether oral or written, of Barrick and Purchaser, and there are no representations, warranties, conditions, covenants, obligations, agreements or other provisions, express or implied, collateral, statutory or otherwise, between Barrick and Purchaser except as expressly set forth in this Agreement.
11.6 Confidentiality; Public Disclosure
     (a) This Agreement and the contents hereof, and any instruments or agreements in implementation of this Agreement, shall be maintained in confidence by the parties and not be disclosed to any other Person (except as may be required by applicable Law or securities regulatory authority or pursuant to any royalty agreement and then only upon notice by the disclosing party to the other party) without the prior written approval of the other party, which shall not be unreasonably withheld.
     (b) Notwithstanding Section 11.6(a), each party shall be entitled to disclose the existence of this Agreement and the contents hereof, and the existence and contents of any instruments or agreements in implementation of this Agreement, to any Affiliate of such party and to such party’s (or its Affiliates’) respective directors, officers, employees, agents and advisors who have a need to know such information in order to consummate the transactions contemplated under this Agreement, provided that such Persons agree to keep such information confidential in accordance with the obligations set forth in Section 11.6(a). Each party agrees that it shall remain responsible for any breach of or default of the confidentiality obligations of Section 11.6(a) by any of its Affiliates or by its or any of its Affiliates’ respective directors, officers, employees, agents or advisors.
     (c) The content of any public disclosure or press release respecting this Agreement or the transactions contemplated hereby shall be approved by both parties hereto prior to the making of such public disclosure or press release, which approval shall not be unreasonably withheld by the party not subject to such disclosure requirements, provided that this Section 11.6 is subject always to all disclosure obligations of Barrick and Purchaser under applicable securities laws.
     (d) Notwithstanding any other provision of this Agreement, the parties hereby agree that in the event that this Agreement or any related agreement, instrument or document is made available to any third party, including without limitation the filing of any such document with any securities regulatory authorities, the Purchase Price Allocation shall not be filed, provided, however that if the filing of the Purchase Price Allocation is required by any securities regulatory authority the party making such filing shall (i) seek confidential treatment with respect to such Purchase Price Allocation, (ii) keep the other party apprised of all actions taken or to be taken with respect to any application or filing seeking such confidential treatment, and (iii) provide the other party with a reasonable opportunity to review and comment on any such application or filing in advance of the same.

11.7 Enurement and Assignment
          This Agreement shall enure to the benefit of and shall be binding on and enforceable by the parties and, where the context so permits, their respective successors and permitted assigns. Purchaser may assign all or any part of its rights, liabilities and obligations under this Agreement, including in respect of the Purchased Royalties, to any Affiliate, provided, however, that any such assignment shall not relieve Purchaser from any of its obligations or liabilities hereunder. Barrick may assign all or any part of its rights, liabilities and obligations under this Agreement, including in respect of the Consideration Royalties and the Purchase Price, to any Affiliate, provided, however, that any such assignment shall not relieve Barrick from any of its obligations or liabilities hereunder.
11.8 Severability
          Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.
11.9 Waiver and Amendment
          Except as expressly provided in this Agreement, no amendment or waiver of any provision of this Agreement shall be binding on either party unless consented to by such party in writing specifically referencing the provision so amended or waived. No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement nor a continuing waiver unless otherwise expressly provided.
11.10 Surviving Provisions on Termination
          Notwithstanding any other provisions of this Agreement, if this Agreement is terminated, the provisions of Section 1.7, Article 9 and Sections 11.1, 11.2, 11.4 and 11.6 (subject to any time limitations referred to therein) shall survive such termination and remain in full force and effect, along with any other provisions of this Agreement which expressly or by their nature survive the termination hereof.

11.11 No Third Party Rights
          Nothing in this Agreement shall be construed as giving any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or in respect of this Agreement.
11.12 Counterparts; Facsimiles
          This Agreement may be executed in separate counterparts and by facsimile counterparts, each of which shall constitute an original and all of which, taken together shall constitute one and the same instrument.
[Remainder of page deliberately left blank.]

11.13	Enurement
          This Agreement will enure to the benefit of and will be binding upon the parties and their respective successors and permitted assigns.
          IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

BARRICK GOLD CORPORATION
by	/s/Alex Davidson
	Name:	Alex Davidson
	Title:	Executive Vice President and Corporate Development

/s/ Brad L. Doores
	Name:	Brad L. Doores
	Title:	Vice President and Assistant General Counsel

ROYAL GOLD, INC.
by	/s/ Tony Jensen
	Name:	Tony Jensen
	Title:	President and Chief Executive Officer